Exhibit 4(d)

THIS AGREEMENT HAS BEEN MODIFIED. MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO SUCH REQUEST.

PRIVATE LABEL PROGRAM AGREEMENT

between

DE LAGE LANDEN INTERNATIONAL B.V.

and

OCÉ N.V.

Place: Eindhoven/Venlo

Date:  November 2002

INDEX

WHEREAS:	5

THE PLPA	5

ARTICLE 1 - INTERPRETATION	5
Definitions	5
Interpretation	7
Annexes and Appendices	8

ARTICLE 2 - THE PLPA	9
The scope of the PLPA	9
Territories	9

ARTICLE 3 - ACCESSION AGREEMENTS	10

ARTICLE 4 - PRIVATE LABEL	10

ARTICLE 5 - FINANCIAL PRODUCTS/PROGRAMS, PRICING, DELIVERY, INVOICING AND PAYMENT	10
Financial products/programs	10
Pricing *	11
* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.
Delivery and acceptance	11
Transfer of title to the Equipment	11
Invoicing and Payment	11

ARTICLE 6 - TERMINATION AND EXPIRY OF FSC’S	11

ARTICLE 7 - REMARKETING ON BEHALF OF DLL	12

ARTICLE 8 - OBLIGATIONS OF THE PARTIES AND THEIR AFFILIATES	13
Funding	13
@-Once	13
Océ’s right to use @-once	14
@-once updates, upgrades etc.	14
Annual certified confirmation by DLLI	14

ARTICLE 9 - BUSINESS REVIEW AND ACCOUNT MANAGEMENT	15

ARTICLE 10 - DURATION	16

ARTICLE 11 - EARLY TERMINATION	16
Early Termination	16
Material default	17
Orderly rundown	17
Mitigation of damage and losses	17
Surviving clauses	17

ARTICLE 12 - SUPPORT BY THE PARTIES	17

ARTICLE 13 - MISCELLANEOUS	18
Guarantee and indemnification’s	18

ARTICLE 14 - ANNOUNCEMENTS AND CONFIDENTIALITY	19
Public announcement	19

Confidentiality	20
Assignment	21
Amendments and waivers	21
Entire agreement	21
Governing law	21
Disputes	21

ANNEX 1: Financial Products, Programs, Equipment, Non-Equipment	22

* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

Financial Products	22
Lease Programs	22
Billing programs	22
Upgrade programs	22

ANNEX 2 - Service Level Agreement (template)	33
Appendix 1 to the SLA: Process Description	43
Appendix 2 to the SLA: Access System Agreement (DRAFT ONLY)	48

ANNEX 3 - Risk Management Policy [In accordance with Sections 1.4 and 1.5 of the Agreement, Annex 3 is for informational purposes only and is not part of the Agreement. Annex 3 contains confidential information of De Lage Landen, and, accordingly, has been omitted from this filing.]	53

ANNEX 4 - Accession Agreement	54

ANNEX 5 - Operational Guarantees	57

ANNEX 6 - Management information Océ	60

ANNEX 7 - Pricing Grid *	61

* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

ANNEX 8 - Protocol migration existing portfolio	62

A) Method to be used to calculate the value of the lease portfolio*
B) Structure
C) Timing
D) Conditions precedent

* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

ANNEX 9 - Payment structure	105

THE UNDERSIGNED:

1.	De Lage Landen International B.V., a private company with limited liability established under the laws of the Netherlands, whose corporate seat is at Eindhoven, The Netherlands, hereinafter referred to as “DLLI”;

2.	Océ N.V. a public company established under the laws of The Netherlands, whose corporate seat is at Venlo, The Netherlands, hereinafter referred to as “Océ”;

Hereinafter the parties 1 and 2 will be jointly referred to as “Parties” and severally as “Party”;

WHEREAS:

(A)	Océ NV and its subsidiaries are engaged in the engineering, manufacturing, sale, distribution, servicing and maintenance of certain copier, printing and IT-related products, worldwide;

(B)	DLLI is a major player engaged – worldwide – in asset financing and offering its services through its subsidiaries;

(C)	Parties have extensively discussed ways to achieve their mutual goals being the gain of incremental sales for Océ, by offering a finance package to support the sale of the equipment manufactured and/or distributed by Océ, thus bringing added value to the End-Users and allowing DLL to offer its financial services to the market via a strong partnership with Océ;

(D)	On December 12th 2001, DLLI and Océ NV have entered into the LOI to the extent that Parties declared their intention to achieve their mutual goals by means of a joint venture structure;

(E)	On May 31st 2002 DLLI and Océ NV have entered into the IVLAS setting out interim arrangements anticipating the envisaged co-operation by way of a corporate joint venture structure;

(F)	During the subsequent discussions and negotiations in order to come to a final joint-venture agreement Parties have gained new insights and experience and agreed that co-operation in the Agreed Territories will be structured in a Private Label Program under the terms and conditions as contained in this PLPA.

NOW HEREBY AGREE AS FOLLOWS:

THE PLPA

ARTICLE 1 - INTERPRETATION

Definitions

1.1	For the purpose of this Agreement the words and expressions herein below set forth shall have the following meaning:

Affiliate:	with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person; for the purpose hereof, a Person controls another Person if he has control in the meaning of Article 2:24a paragraph 1 of the Dutch Civil Code, which includes but is not limited to having the power (i) to control a majority of the voting rights in a general meeting of shareholders or partners, either directly or indirectly, or (ii) to appoint or dismiss more than half of the managing directors.

Accession Agreement	The agreement as referred to in art. 3.1 of which a template is attached to this PLPA as Annex 4.

Agreed territory:	Any or all of the following countries: United Kingdom and Ireland, France, Germany, The Netherlands, Belgium and Spain

Annex:	Any annex to this Agreement

@Once:	A web based sales tool developed and owned by DLL for which DLL registered the trademark @OnceFinance with the “Benelux Merkenbureau”, the use of which can be granted through inclusion in the SLA of a license agreement to an OCE Affiliate having entered into an Accession Agreement

Closing Date:	The day of signing of this Agreement.

Contract Rate:	The interest rate as applied in the FSC.

Cost of Funds:

Credit Risk:	The risk that an End User is not able to perform its financial obligations under an FSC always limited to amount financed and interest of the FSC. For sake of clarity, this excludes any amounts charged to the End User relating to service and maintenance performed and to be performed by Océ under the relevant SLA.

DLL:	DLLI and/or any of its Affiliates, as appropriate, unless explicitly stated otherwise.

End User:	The user of Equipment and as such party to a FSC.

Equipment:	New and used document processing equipment and pertaining accessories and software, and non-equipment to be financed by DLL in accordance with article 5.1 hereof and as further defined in Annex 1.

FSC:	The financial services contracts between a DLL Affiliate and an End User with respect to leasing of Equipment, entered into under this PLPA and as further defined in article 5 hereof.

International Executive Committee:	The committee, as appointed by the Parties, referred to in article 9 hereof.

IVLAS	The Interim Vendor Leasing Agreement dated May 31st 2002 and signed between Océ NV and De Lage Landen International BV and/or the Interim Vendor Leasing Agreement UK/Ireland dated 31st May 2002 signed between Océ (UK) Ltd, DLL (UK) Ltd, Océ Finance Ltd (a 100% Affiliate of DLL (UK) Ltd), Océ NV and De Lage Landen International BV and any subsequent extensions thereof;

License:	The license in respect of the Océ trademark and logo and intellectual property rights granted by Océ to DLL of even date hereof described in article 4 hereof.

LOI:	The letter of intent signed on December 12th 2001 between Océ NV and De Lage Landen International BV;

Non Equipment:	Items to be financed by DLL in accordance with article 5 hereof and as further defined in Annex 1.

Océ:	Océ and/or any of its Affiliates, as appropriate, unless explicitly stated otherwise.

Other Specified Territory:	Italy, Switzerland, Poland, Brasil and Australia.

PLP:	The Private Label Program under this Agreement

PLPA:	This Private Label Program Agreement

Rights:	All national and international rights other than the trademarks wherever in the world, whether or not registered in a public register in the relevant country, which are required for the business of DLL and are owned or held by Océ or licensed to Océ by a third party.

RMP:	The risk management policy of which the initial version is attached in Annex 3 for information purposes only

Secret Information:	has the meaning given to it in article 14 hereof.

SLA::	Each or any service level agreement between a DLL Affiliate and an Océ Affiliate in an Agreed Territory under which the Océ Affiliate agrees to provide specified services on the basis set out in such agreement. A template of a SLA has been attached as Annex 2.

Interpretation

1.2	Upon signing and closing of this PLPA, this PLPA will replace the LOI. FSC’s entered into by Océ Finance Ltd and End-Users under the IVLAS will be governed by this PLPA, except where it relates to the pricing grid, as soon as the FSC’s are transferred from Océ Finance Ltd to DLL. Transfer of these FSC’s will take place as soon as possible.

1.3	In this PLPA unless the context otherwise requires or it is otherwise provided:

(a)	references to clauses, paragraphs, schedules and annexes are to be construed as references to clauses or paragraphs of schedules or annexes to this PLPA;

(b)	references to this PLPA or to any specified provision of this PLPA or any other document shall be construed as references to this PLPA, that provision or that document as from time to time amended, and/or supplemented;

(c)	references to any party to this PLPA or any other document or any person shall include reference to such party’s or person’s successors and permitted assigns;

(d)	references to a “person” shall include bodies corporate, partnerships, unincorporated associations, natural persons, sovereign states and agencies or executive bodies thereof (including governments);

(e)	a reference to an enactment is a reference to that enactment as already amended and includes a reference to any repealed enactment which it may re-enact, with or without amendment, and to any future re-enactment and/or amendment or consolidation of it;

(f)	references to the singular shall include the plural and vice versa;

(g)	references to “including” and “in particular” shall not be construed restrictively but shall mean “including, without limitation to the generality of the foregoing” and “in particular, but without limitation to the generality of the foregoing” respectively;

(h)	references to “law” shall include any present or future common law, statute, statutory instrument, treaty, regulation, directive, order, decree, other legislative measure, code, circular, notice, demand or injunction, including those with which it is customary for persons to whom it is directed to comply even if compliance is not mandatory;

(i)	references to one gender shall include all genders; and

(j)	headings are inserted for convenience only and shall be ignored in construing this PLPA.

(k)	English language words used in this PLPA intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

Annexes and Appendices

1.4	Any Annex and appendix referred to in this PLPA, forms an integral and inseparable part of this PLPA, with the exception of Annexes 2, 3, and 4, which annexes have been attached hereto for information purposes only.

1.5	Annex 3 is considered to be an initial policy document for DLL for which DLL reserves the right to modify it at any moment at her discretion, such modification not having any influence on the PLPA.

1.6	Annex 7 is considered to be an initial policy document for DLL for which DLL reserves the right to modify the Spread as referred to in Annex 7, such modification not having any influence on the PLPA other than the stipulation under article 14.3, with the understanding that the Spread as referred to in Annex 7 will not be modified by DLL during the first 12 (twelve) months after Closing Date.

ARTICLE 2 - THE PLPA

The scope of the PLPA

2.1	The Parties herewith enter into a PLPA operation by means of close co-operation in order to achieve mutual goals:

increase sales for Océ, by offering a finance package to support the sale of the Equipment and Non Equipment, by bringing added value to their End-Users; allowing DLL to offer its financial services to the End-Users via a close partnership with Océ (the “Private Label Program”).

DLL will not offer - under this Private Label Program - operational leases as defined under US GAAP and IAS. The Private Label Program will only be related to business-to-business financing.

2.2	The Parties will use their best endeavours to migrate the legal and beneficiary ownership of the existing portfolio of financial leases (thus including the Equipment) of the Océ Affiliates or Océ Leasing Companies to DLL in the Agreed Territories under final terms and conditions to be agreed uponThe migration and method of assessment of the lease-portfolio will be done along agreed principles regarding, amongst other, assessment and valuation, legal instruments as further outlined in Annex 8 hereto. Notwithstanding the above, before signing of the Accession Agreement, Parties shall have consensus on the transfer of the lease-portfolio of the Océ Affiliate involved as well as on the financial consequences of such accession.

2.3	Consensus as referred to in article 2.2 will include, but not be limited to:

method and timing of the transfer (or not) of the lease-portfolio to DLL; in light of EU directives 87/187, 98/50 and 2001/23 and pertaining local laws on the transfer of an undertaking, if and when such apply, the consequences for the Océ employees, the Océ Affiliate and the DLL Affiliate involved as well as the financial consequences thereof, in as far as these consequences deviate from the general indemnification given by Océ as referred to in article 13.1.

Territories

2.4	The PLPA will relate to the Agreed Territories. The Parties will agree upon an implementation/roll out scenario in respect of The Agreed Territories, subject to the advice of relevant workers councils or similar bodies, as and if applicable.

2.5	The Parties aim for the PLP to be ready for facilitating new business as soon as possible after Closing Date. Océ-Affiliates and DLL-Affiliates will liase and agree upon a commencement date, to be confirmed by Océ NV and DLLI.

2.6	Within two months from the Closing Date the parties will jointly perform a feasibility study in order to establish whether a co-operation in the Other Specified Territories is financially and commercially viable. Océ will during this feasibility study as indicated in this article with regard to the Other Specified Territories, not enter into or render their co-operation to any agreement with any third party similar to this PLPA until such feasibility study has been finalised and the conclusion is that there will be no co-operation.

2.7	If and when Océ intends to outsource its leasing activities in any other country than the Agreed Territories or the Other Specified Territories, including but not limited to the United States of America and Canada, Océ will timely invite DLL to make a detailed offer for co-operation.

ARTICLE 3 - ACCESSION AGREEMENTS

3.1	Before or at the start of the PLP’s business in a new Agreed Territory, the Océ Affiliate and the DLL Affiliate involved will enter into an agreement (“Accession Agreement”) by which they commit to adhere to the terms and conditions of this PLPA. The template of an Accession Agreement has been attached as Annex 4. Such Accession Agreements need to be approved and countersigned by the Parties.

3.2	An Accession Agreement may contain deviations from or supplements to the PLPA as the Parties may convene. Any deviation from or supplement to the PLPA, which has not been approved and counter-signed by the Parties, shall be considered null and void.

3.3	The Océ Affiliate which is party to an agreement of sale- and purchase of an existing leasing-portfolio will be required to represent and warrant that DLL acquiring such portfolio will obtain unencumbered legal title to the Equipment and End User contracts purchased by it.

ARTICLE 4 - PRIVATE LABEL

4.1	The Parties have agreed that this PLPA will be executed and marketed under the private label “Océ Finance” plus the name of the country involved. This means that invoices, agreements, letterhead and the like will display the Océ logo and will mention “Océ Finance [country].” as trading name licensed to DLL by Océ N.V. DLL will, prior to the use of above mentioned documents, ask for approval of Océ with respect to the format and lay out of the documents.

DLL is aware that the rights to the name Océ and the Océ logo belong to Océ, and that the name may only be used in the context and execution of the PLPA and Accession Agreements and as long as this PLPA and the Accession Agreements are in force, including the run down period following a termination.

Océ reserves the right to withdraw DLL’s license to use Océ’s tradenames and logos or make such subject to further terms and conditions, with immediate effect if and when DLL makes improper use thereof.

ARTICLE 5 - FINANCIAL PRODUCTS/PROGRAMS, PRICING, DELIVERY, INVOICING AND PAYMENT

Financial products/programs

5.1	DLL will offer financing products and programs to End-Users of the Equipment and Non Equipment, as further defined in Annex 1. In the Accession Agreements it may be agreed upon to in- or exclude one or more programs to be offered in the relevant Agreed Territory.

5.2	DLL will directly with End Users enter into a FSC with respect to leasing of Equipment and Non-Equipment.

The FSC will concern capital leases or other sales-type leases or direct financing leases as defined in SFAS 13 paragraphs 7-8 (as amended from time to time) and IAS 17 paragraphs 5-11, as further defined in Annex 1.The FSC may provide for service and maintenance of the Equipment and Non Equipment (“all-in contract”). In an “all-in contract” the service and maintenance will be provided under the SLA by the relevant Océ Affiliate on behalf of DLL to the End User.

5.3	Océ will not provide recourse for credit risk on the End-User contained in new or existing contracts, nor for economic risks related to the RV. Any and all credit enhancements must be arranged by, or on behalf of, the End-User.

DLL will upon credit acceptance assume the Credit Risk on the End-User under a new or – upon migration to DLL - existing FSC.

Pricing

5.4	* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

As per the Closing Date DLL will apply a Contract Rate which is built up as follows:

1)	the Base Rate.

The Base Rate will be an effective rate in accordance with market conventions of the currency involved and the interest calculation conventions of that currency. For payment frequencies other than the related convention, the monthly or quarterly rate will be calculated in such a way that the effective rate is equal to the rate mentioned in the preceding sentence.

The Base Rate will be increased by

2)	the Margin, being **.

Quarterly the Margin may be increased with ** —on a country by country basis—if and when less than **. This will be measured per country, on the last day of the month of a three-months period starting from the first anniversary of the relevant Accession Agreement.

If and when at the day of measurement ** make ** or more of the total portfolio, the surcharge of ** will be withdrawn.

The Base Rate and the Margin will be increased by

3)	the Spread.

The Spread depends on ** as further defined in Annex 7.

The Contract Rates and as a consequence the lease rate factors in the systems and the lease rate factors sheet (hard copy) for the sales executives of Océ will be adjusted:

– in case of Base Rate movements of more than ** consistently for at least 10 days, either up or down;

– in case of an adjustment of the Margin or the Spread.

DLL shall provide appropriate financing documentation suitable for the Agreed Territories, incl. but not limited to contract forms and lease-rate factor sheets.

Delivery and acceptance

5.5	The acceptance of the FSC and the equipment subject to it by the End-User is construed by the so-called “deemed acceptance” clause in the FSC with the End-User.

Transfer of title to the Equipment

5.6	Océ shall procure that full and unencumbered title to each item of Equipment, which has been sold to DLL and which will be the subject of the FSC between DLL and the End-User, shall pass to DLL upon delivery by Océ.

Invoicing and Payment

5.7	DLL will perform the invoicing, collection and dunning in relation to and in accordance with the FSC’s. DLL will expeditiously make relevant payments to the Océ Affiliate, as further defined in the Annex 9.

5.8	Service and maintenance of the Equipment and supply of Non Equipment will be provided on behalf of DLL by the Océ Affiliates under a SLA.

5.9	The terms and conditions of the FSC’s shall be defined by DLL.

ARTICLE 6 - TERMINATION AND EXPIRY OF FSC’S

6.1	At the expiration of the term of a FSC or at the earlier occurrence of an early termination by the End-User without at the same time entering into a new FSC or at the insolvency of an End-User and provided that title to the Equipment has not passed to the End-User, Océ shall have the first right of refusal, but not the obligation to purchase the Equipment - as is where is - at a price equal to the fair market value of the Equipment.

6.2	If an End-User wishes to terminate a FSC prematurely whilst entering at the same time into a new FSC with DLL, Océ shall have the first right of refusal, but not the obligation to purchase the FSC and/or the Equipment - as is where is - at a price equal to the fair market value of the FSC and/or the Equipment.

6.3	If an End-User wishes to terminate a FSC prematurely during a run-down period, Océ shall have the first right of refusal, but not the obligation to purchase the FSC and/or the Equipment - as is where is - at a price equal to the fair market value of the FSC and/or the Equipment.

6.4	In case of automatic extension of FSC’s with a maximum of one year, leaving unchanged the Equipment (incl. whole or part of the Non-Equipment) and the amount of the periodic payments, DLL will continue to invoice and collect. Lease payments received under such extension over and above the RV will be divided between DLL and Océ allowing for DLL a fair share for invoicing and collection services and Océ to receive fair value remuneration for the extensions of the software-licenses included. The remainder will be divided between DLL and Océ.

Disputes (as a result of non-performing of Equipment or Non Equipment)

6.5	If the End-User has not paid the leasing fee within sixty (60) days after due date for (alleged) cause of non-performance of the Equipment or Non-Equipment, DLL will at Océ’s request stall the dunning process and Océ is in such cases bound to: either (i) purchase the FSC at a price equal to the Net Outstanding increased with arrears and late charges, if any, or (ii) compensate DLL by means of cure-payments with a maximum of four (4) instalments or six (6) months (whichever covers the shortest period) which will include arrears and late charges (including interest), if any, or (iii) reimburse DLL for any reduction granted to the End-User in respect of its payment obligations under a FSC. If a solution with the End-User resulting in an explicit acceptance of delivery is not reached after a period of the mentioned 4 instalments or 6 months, or so much earlier as it is clear that such a situation will not be reached, then the dunning and collection procedures of DLL will resume. If and when in the ultimate event of litigation between DLL and the End-User, the competent court decides that the End-User was rightfully withholding monies for cause of non-performance of Equipment or Non-Equipment, then Océ will compensate DLL for losses and damages.

6.6	Payments received by DLL from the End-User whilst DLL also receiving cure payments from Océ these cure-payments will be remitted to Océ to the extent of the amount received over and above the amounts DLL is entitled to according the FSC.

ARTICLE 7 - REMARKETING ON BEHALF OF DLL

7.1	If and when Océ does not exercise its right of first refusal referred to under article 6.1, 6.2 and 6.3 hereof, then Océ will offer to use its best endeavours to remarket the Equipment for and on behalf of DLL. Such offer to remarket will include a written estimate, together with appropriate documentation relating thereto, of its reasonable and customary costs of repossession, repair, refurbishment (including software licenses and upgrades), storage, recertifying and remarketing and sales expenses and commission payments (“Out-Of-Pocket-Costs”). Based upon this offer and any subsequent discussions, DLL may give Océ instructions to remarket.

7.2	Océ shall have a one hundred and eighty (180) day period or such other period as Océ and DLL may agree from the date of the expiry or termination of the term of the FSC (such period being the “Remarketing Period”) in which it will remarket the Equipment on a non-discriminatory and best endeavours basis. In performing its remarketing responsibilities hereunder:

(a)	if so instructed in accordance with article 7.1 hereof, Océ will refurbish the Equipment and make available maintenance services (which shall include upgrading the Equipment with its most recent available upgrades to software and hardware where DLL considers it being economic to do so) applicable to its existing configuration, to DLL at no greater price than Océ would otherwise offer its most favoured End-Users and, at Océ’s sole discretion, market the Equipment to any subsequent purchaser or lessee of Equipment at Océ’s then current market prices.

(b)	Océ will warrant that the Equipment that is delivered to purchasers or lessees will be in good working order, condition and repair, conforming to specifications according to Océ’s current warranty policy (if any) for used or refurbished equipment and meets all applicable standards established by any applicable governmental entity. Océ shall not make any representation or warranty binding on DLL.

(c)	Océ will not agree to any sales price or lease payment structure nor will it approve any credit application to be financed by DLL without the prior written consent of DLL.

(d)	Océ shall take whatever steps are necessary, including assigning or licensing any software, to enable remarketing of the Equipment to a subsequent purchaser or lessee of such Equipment.

(e)	Océ may, with the prior written consent of DLL, appoint an agent to perform its obligations under this article 7, provided that such appointment shall not relieve Océ from its obligations to DLL under this article 7.

7.3	If Océ is able to sell the Equipment on behalf of DLL to a third party during the Remarketing Period, the remarketing proceeds will be distributed in the following manner:

In the event Océ is able to remarket the Equipment on behalf of DLL by way of DLL entering into a new FSC, the investment price will be considered to be the remarketing proceeds and distributed in the above mentioned manner.

7.4	If Océ is unable to remarket the Equipment during the Remarketing Period then, unless the Parties agree to extend the Remarketing Period, DLL may sell the Equipment for its own account. Any sale proceeds received by DLL from the sale of the Equipment will be distributed in the following manner:

ARTICLE 8 - OBLIGATIONS OF THE PARTIES AND THEIR AFFILIATES

Funding

8.1	The lease-portfolio will be funded by DLL in accordance with its funding policies

8.2	If and when DLL refuses an End-User or a FSC on the grounds of doing other business with that End-User, implying that that End-User has exceeded a total credit risk or on the grounds that the branch of industry in which such End-User is engaged may not be creditworthy, then DLL is entitled to act as a broker to find another financing company for that End-User or FSC, in which event DLL will remain the point of contact with Océ.

@-Once

8.3	The co-operation between the Parties is based on the premise that Océ will use DLL’s web-based sales tool @-Once. To that purpose Océ will enter into a separate license agreement related thereto, a template of which has been attached as appendix 2 to the SLA (Annex 2).

8.4	@-Once and its contents are owned by DLL, which retains the right to continue developing and modifying @-Once. DLL shall keep @-Once in operation during such times as agreed in the SLA. DLL will supply proper backup systems in case of any failure of @-Once.

8.5	DLL’ responsibility for providing compensation for faults or deficiencies in @-Once is limited to EURO per event. Such compensation for damage will only be paid if the damage can be shown to have been the result of carelessness on DLL’ part, and if Océ, acting in good faith was not able, within reason, to avoid said damage

8.6	DLL is obliged to make sure that codes and passwords are stored in a secure way, are kept confidential and that unauthorised persons are not granted access to them. DLL’ responsibility in this respect extends not only to their own personnel, but to subcontractors and other suppliers/consultants under their contract or in their employ.

Océ’s right to use @-once

8.7	Océ has the right to use @-Once only within the framework of the PLP, and in accordance with the instructions submitted and the authorisation granted.

8.8	Océ is responsible for providing the technical equipment required, i.e., the correct interface, etc., to be able to use @-Once’s functionality. Océ is obliged to make sure that codes and passwords are stored in a secure way, are kept confidential and that unauthorised persons are not granted access to them.

8.9	Océ’s responsibility in this respect extends not only to their own personnel, but to subcontractors and other suppliers/consultants under their contract or in their employ. Any reasonable suspicion of misuse on Océ’s part can cause Océ to be barred from using @-Once.

@-once updates, upgrades etc.

8.10	DLL will notify Océ on a continuous basis about modifications in @-Once’s functionality and revisions of the routines for its use. Océ will provide information to DLL about the employees who should be given authorisation, on Océ’s behalf, to use @-Once. DLL must be informed in good time of any changes in personnel or authorisations. Before submitting information to DLL about a new user, Océ must obtain the user’s consent to allow his/her name and organisational designation to be registered so that he/she may use @-Once.

Annual certified confirmation by DLLI

8.11	For the purpose of enabling Océ to comply with its statutory and/or regulatory reporting and disclosure obligations DLLI will:

-	before signing of each Accession Agreement, provide Océ NV with the most recent certified public financial statements of the DLL-Affiliate involved. If no such financial statements are available or are older than 1 (one) year, then DLLI will provide on a strictly confidential basis Océ and its external auditors with all information readily available within DLL to the extent necessary as determined by Océ and its external auditors. The above information will also contain DLL’s external auditor’s confirmation (the “Confirmation”) of the respective DLL Affiliate not qualifying as a ‘Special Purpose Entity’ under US-GAAP (Consolidation of Certain Special-Purpose Entities, an Interpretation of ARB 51.) and IAS but being a ‘Substantive Operating Entity’, whereby it will be understood that the Confirmation cannot be a substitute for any other procedure Océ NV or its external auditor may have to perform to assess that the DLL-Affiliate is a “Substantive Operating Entity”;

-	at the latest six months after closing of each financial year provide to Océ NV certified public financial statements of the DLL-affiliates involved;

-	each calender year allow and instruct its external auditor to reconfirm to Océ NV, at any date between December 1st of that year and January 10th of the next year, the Confirmation and that in the period between the balance sheet date of the latest available certified public financial statements and prior to November 30th of that calendar year, no material changes have taken place with regard to each of the DLL’s Affiliates party to an Accession Agreement in respect of their organisation, structure or business methods.

-	Allow and instruct its external auditor to co-operate with Océ’s external auditor to enable Océ NV’s external auditor to review KPMG working papers underlying their confirmation with the objective to enable Océ NV and its external auditor to independently form an opinion whether each DLL Affiliate being party to an accession agreement does not qualify as a ‘Special Purpose Entity’ under US-GAAP (Consolidation of Certain Special-Purpose Entities, an Interpretation of ARB 51.) and IAS;

-	if and immediately when foreseen or occurring, inform Océ NV about any change in DLL’s organisation, structure, business methods or otherwise, which might have implications for Océ’s statutory and US reporting or disclosure obligations.

DLL is entitled to charge Océ with the costs of the involvement of its external auditor with respect to activities related to this article.

ARTICLE 9 - BUSINESS REVIEW AND ACCOUNT MANAGEMENT

9.1	DLL and Océ N.V. will each appoint 3 employees who will jointly serve as the primary management contact between Océ N.V. and DLL under the PLPA (the “International Executive Committee” or “IEC”).

9.2	On local level DLL’s country managers and Océ’s representatives will meet in a “Business Review Meeting” as often as business requires to discuss operational, marketing, system, reporting and other operational issues.
To that purpose in each Agreed Territory the respective DLL Affiliate and Océ Affiliate will appoint a local program manager (“LPM”).
Business Review Meeting will be chaired by the DLL LPM.

9.3	The International Executive Committee and the Business Review Meeting will be charged with the regular and on-going monitoring and management of the relationship between the End-Users, Océ and DLL under the PLPA and any FSC, including compliance by the parties with the specific provisions of this PLPA and the Accession Agreements.

9.4	The International Executive Committee will meet at least 4 times a year.

9.5	Each Party will appoint an International Program Manager (“IPM”). The IPMs will operate as first points of contact with the International Executive Committee and they will liase and meet as often as business requires.

9.6	The Business Review Meeting will discuss guidelines for the work, make decisions regarding campaigns, identifying incentives, introducing new products, etc., but may not agree on any amendment of this PLPA or any Accession Agreement.

9.7	DLL will supply the local Business Review Meetings and the meetings of the International Executive Committee with regular and up to date management information in order to give these meetings a meaningful content.

9.8	As clarification it is hereby understood that new financial products (different from the Financial Products defined in Annex 1) offered to an Océ affiliate should need consultation with the International Executive Committee, prior to implementation.

International Executive Committee

9.9	As from the Closing Date the following persons will act as initial IEC members:

For Océ N.V.:
Messrs. Jan van den Belt, Willem Roos and Ward van den Dungen (also Océ’s IPM )

For DLL:. Messrs. Ab Gillhaus, Leo van den Dungen and René van Rooij. IPM [to be nominated as soon as possible but not later than 2 months after Closing Date]

ARTICLE 10 - DURATION

10.1	This PLPA will come into force on the date hereof (“Closing Date”) and will be valid until terminated or amended with 12 month’s prior written notice. Such notice may not be given within 48 (forty-eight) months after Closing Date, this leading to an initial fixed term of this PLPA of 5 (five) years hereinafter referred to as the “Initial Period”.

10.2	A Party may give notice for one or more Accession Agreements or for this PLPA. If a Party gives notice for the PLPA, such notice and subsequent termination will be effective against all Parties and will include the entire PLPA and all pertaining Accession Agreements.

Notice given for one Accession Agreement does not affect the other Accession Agreements.

10.3	In the event of termination the following may occur:

-	Extension on revised conditions as agreed by both Parties; or,

-	Orderly run-down of the portfolio;

-	the Parties agree on DLL transferring the FSC’s and the underlying Equipment and Non- Equipment to Océ.

10.4	Within 120 calendar days after the date that notice has been given, the Parties shall have reached agreement on which of the above alternatives shall apply. If such agreement may not have been reached, or as soon as Parties have agreed to do so, the portfolios under each Accession Agreement will be orderly run down.

ARTICLE 11 - EARLY TERMINATION

Early Termination

11.1	Notwithstanding anything contained in article 10.1, early termination of the Accession Agreement respectively the PLPA may occur in any one of the following events:

(i) as defined under articles 11.2, 11.3, 11.4, 12.2 and 12.5;

(ii) Material default of any of the Parties (“toerekenbare tekortkoming, waardoor van de andere partij in redelijkheid niet langer gevergd kan worden deze overeenkomst te continueren”);

(iii) Océ withdrawing - during the Initial Period - DLL’s first right of refusal in respect of FSC’s, as further outlined in article 14.3. In such case DLL may give Océ 12-month notice of termination. Article 10.2 - 10.3 will apply.

11.2	In the event that during the term of this PLPA either (i) DLL or any of the DLL Affiliates party to an Accession Agreement finds itself in a restructuring or chooses to restructure itself, which restructuring has implications for Océ’s reporting or disclosure obligations with regard to this PLPA, or (ii) generally accepted accounting principles relevant for Océ change Océ’s reporting or disclosure obligations with regard to this PLPA, or (iii) information provided to Océ by DLL or its external auditors under article 8.11 has implications for Océ’s reporting or disclosure obligations, then the Parties will renegotiate the terms and conditions of the PLPA.

It is Océ’s sole discretion to assess, which assessment requires written confirmation of Océ’s external auditor, whether or not events indicated herein may have implications for Océ’s reporting or disclosure obligations.

If these negotiations do not lead to a satisfactory result within 90 days after commencement of the renegotiations then the parts of the PLP concerned will be terminated by way of a transfer of the FSC’s at fair terms and conditions to be stipulated by an independent professional 3rd party to be appointed by the Parties.

11.3	In the event that Parties are compelled to cease or amend this PLPA, or any Accession Agreement thereunder, by a binding, non-appealable decision of a national or Supranational antitrust authority or by a non-appealable court order rendered on the request of a third party, Parties shall negotiate in good faith to amend the part of the PLPA concerned, to meet such a decision or order. If these negotiations do not lead to a satisfactory result within 90 days after commencement thereof and article 10.2-10.3 will apply.

11.4	Change of Control in respect of one of the Parties will be considered an early termination event if and when such will have a material adverse effect on the business of the other Party and/or the PLPA, such to be decided at the sole discretion of that other Party, and communicated to the other Party within 90 days after the occurrence of the Change of Control. The Accession Agreements and - if applicable - this PLPA as a result of Change of Control may be terminated with a notice period of 90 days and art. 10.2 -10.3 will apply.

Material default

11.5	In the event of material default of either Party as indicated under article 11.1 (ii) hereof having being determined by means of an non-appealable court order or an agreement between the Parties, termination of the Accession Agreements and - if applicable - this PLPA can be terminated with observance of a notice period of 90 days and art 10.2-10.3 will apply.

Orderly rundown

11.6	Until the last FSC of a portfolio in an orderly rundown has expired or has been terminated, the DLL and Océ Affiliates involved will continue their support services under the SLA, at the same terms and conditions.

Mitigation of damage and losses

11.7	Either Party will exercise due influence to mitigate damages or losses of the other Party.

Surviving clauses

11.8	The provisions of this PLPA will remain in force until the moment on which all of the FSC’s have been expired or transferred to Océ.

The provisions of Article 14.2 (confidentiality) will continue to apply for a further period of two years after the moment indicated here above.

ARTICLE 12 - SUPPORT BY THE PARTIES

12.1	The Parties will procure - in their capacity as ultimate shareholder - that their Affiliates will abide to and comply with the terms and conditions of this PLPA and the Accession Agreement to which such Affiliate is a party.

12.2	Océ-Technologies BV and Océ Printing Systems GmbH, being the two manufacturing companies will guarantee obligations of Océ towards DLL. The guarantee has been attached hereto as Annex 5.

At the latest six months after closing of every financial year i) Océ Interholdings BV, being 100% shareholder of Océ-Technologies BV (and having issued an article 2:403 BW declaration) and ii) Océ Printing Systems GmbH will provide to DLL their annual accounts, certified by external auditors. Océ will inform DLL timely if Océ Interholdings has the intention to withdraw the article 2:403 BW declaration. Océ-Technologies BV will then provide instantly to DLL their accounts and further at the latest six months after closing of every financial year to DLL their annual accounts, certified by external auditors,

Océ N.V. declares that it presently has no intention of (i) decreasing/disposing its interest in or (ii) withdrawing support from Océ-Technologies BV and Océ Printing Systems GmbH. If Océ’s intentions as mentioned in the previous sentence change, then Océ will negotiate with DLL in good faith and in good time appropriate arrangements to safeguard DLL’s interests. If the Parties do not reach agreement on a suitable solution for DLL within 90 days after commencement of the negotiations then the PLPA will be terminated with a notice period of three months and art. 10.2 - 10.3 will apply.

12.3	Océ hereby agrees to insert a provision in the FSC, the SLA or in any separate local maintenance agreement with DLL, permitting DLL to exercise an option to replace Océ or the party to which Océ outsourced the maintenance as the maintenance-subcontractor. However, this option shall be conditional upon a material and repeated breach of the maintenance obligations, which is either unremediable or has not been remedied within 90 days of being served written notice of such breach. This 90 days “remedy period” being not applicable in the event of an insolvency/administrative proceedings of Océ.

12.4	DLLI guarantees the continued performance of DLL-Affiliates under the Accession Agreements.

DLLI and Océ NV state that they have no intention to dispose of or decrease their interests in their Affiliates being party to an Accession Agreement. Should however in the future this intention change, both Parties will negotiate in good faith and in good time appropriate arrangements in order to safeguard each other’s interests.

12.5	DLLI is part of the “Kruislingse garantieregeling” with the Rabobank Group as meant in art. 12 of the “Wet toezicht kredietwezen 1992”). If and when either Rabobank or DLLI decides to change or terminate the “Kruislingse garantieregeling” then DLLI will timely notify Océ N.V. and Parties will negotiate in good faith and in good time with a view to make alternative arrangements. In the event the Parties do not reach agreement on a suitable solution within 90 days after commencement of the negotiations then this will entitle either Party to terminate this agreement and art. 10.2-10.3 will apply.

12.6	Within 6 months after commencement of this PLPA the Parties will implement an ICT-platform which will ensure the development, implementation, maintenance and evaluation of systems, processes and related procedures in a timely manner.

ARTICLE 13 - MISCELLANEOUS

Guarantee and indemnification’s

13.1	Océ indemnifies and will hold harmless DLL against all costs DLL might incur in respect of redundancy costs and severance payments of personnel taken over from Océ or one of its Affiliates - as a conveyance of an enterprise as meant in EU Directives 87/187, 98/50 and 2001/23, as amended from time to time or similar provisions in the acts or laws of foreign jurisdictions, as well as in the event of a transfer of shares in Océ’s subsidiaries to DLL as far as these costs refer to an employment history with Océ prior to the employment with DLL. This indemnification is only applicable during the Initial Period as referred to in article 10.1.

13.2	Océ will cause the Océ organisation in an Agreed Territory to be adequately staffed during the implementation/transition phase of the entrepreneurial activities of DLL in the territories mentioned.

13.3	DLL will cause the DLL organisation in an Agreed Territory to be adequately staffed during the orderly rundown phase of the FSC portfolio in the territories mentioned.

13.4	Océ guarantees that DLL will be duly licensed to (sub)license the use of the operating software in the Equipment to the End-Users or other third parties DLL will sell the Equipment to in circumstances as referred to in article 7.

13.5.	Without prejudice to any other right in favour of DLL which may be implied by law, Océ indemnifies DLL against all liabilities, losses, suits, damages, costs, expenses, claims, defences and demands whatsoever which may be incurred or sustained by DLL, but only made to the extent that such liabilities, losses, suits, damages, costs, expenses, claims, defences and demands have been asserted by any person whatsoever (including any subsequent purchasers of the Equipment or any third party) against DLL in either case by reason of or in any way arising out of or in connection with:

(i) Any loss, damage or injury (including death and personal injury) to any person or property whatsoever and whether occurring directly or indirectly in contract or in tort or in delict for the time being in force in connection with Océ’s product’s description, design, manufacture, construction, malperformance (and such malperformance is not for the risk of the End User), the execution of duties on behalf of DLL (such as but not limited to delivery, installation, supply, repossession, removal or disposal of or in relation to Equipment) and/or in connection with the workmanship, materials or any intellectual property rights in the Equipment and /or in connection with any delay or failure to deliver the Equipment;

(ii) Any false or misleading statement, warranty or representation made or information given by Océ or its servants or agents concerning the terms and/or conditions of the FSC’s;

(iii) Any maintenance obligations that Océ carries out in connection with an FSC or any other obligation Océ may have towards the customer or in respect of Equipment;

13.6	Unless claims as hereinafter referred to are awarded by court sentence Océ Océ not assume any liability related to claims made by third parties against DLL and/or Océ arising out of personal injury or property damages to such third parties allegedly caused by defective Equipment if such a claim is a result of:

(i) maintenance and/or service not carried out by or on behalf of Océ, or;

(ii) use of spare parts which are not recommended by Océ and which use has not taken place under by or on behalf of Océ, or;

(iii) improper usage by an End-User of the Equipment, or; (iv) the alleged defectiveness of the Equipment being a result of any action or omissions on the part of DLL;

or the Parties hereto have established and agreed that such claims are not substantial and would not be deemed to be solidly legally founded and/or substantiated in the competent court.

13.7	In the FSC’s liability for consequential damages (amongst others but not limited to delay damage, loss of earnings or loss of profits) will be excluded. If, notwithstanding this exclusion and in the circumstances as referred to in article 13.5, liability for consequential damages is concluded on the basis of the (applicable) law or a court sentence Océ indemnifies DLL fully for this liability.

13.8	Either party becoming aware of a claim relevant for the purposes of the indemnity in Article 13.5 above, it shall forthwith give written notice thereof to the other and the party in receipt of such notice shall take such action and give such information and assistance in connection with the claim as the other party may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the claim.

13.9	Océ and DLL will not assume liability for consequential damages towards each other resulting from or in connection with this PLPA to the extent permitted by law.

ARTICLE 14 - ANNOUNCEMENTS AND CONFIDENTIALITY

Public announcement

14.1	Neither Party shall with respect to this PLPA make public announcements or issue press releases:

(i)	as to DLL without the prior consent of Océ, as to Océ Group without the prior consent of DLLI, which consent shall not be unreasonably withheld; unless an obligation pursuant to mandatory provisions of law require such announcement or release, and in that case, only after having informed and consulted with the other Parties on the wording, timing and manner of such announcement or release or;

(ii)	unless an obligation pursuant to applicable stock exchanges regulations require such announcement or release. In such case the other Party will be timely informed and to the extend necessary cooperate in full, especially, but not only, in case of any (discretionary) decision or action of DLL affecting reporting or disclosure obligations of Océ.

Confidentiality

14.2	Each of the Parties undertakes not to, at any time during or after termination of this PLPA, divulge or communicate to any company, person or entity the Know-how or any confidential information or information of an apparently confidential nature whatsoever concerning the business, affairs dealings, transactions, End-Users, suppliers or business relations of any or all of the Parties, as well as any information relating to the Rights.

Each of the Parties warrants to observe secrecy by itself, its Affiliates, its officers and its advisers with respect to all information, data, Know-how and technology (hereinafter referred to as the “Secret Information”) obtained by it from any Party and/or from their Affiliates. Neither Party shall make available nor otherwise disclose in any way, to third parties the Secret Information, or in any way use or allow the use of the Secret Information for other purposes than the execution of this PLPA, unless explicitly authorised by the other Parties in writing or under statutory obligation.

These commitments shall cease in so far as the relevant Party can demonstrate that the relevant Secret Information:

(a)	has become part of the public domain lawfully through no causes attributable directly or indirectly to the relevant Party;

(b)	was already lawfully known to the relevant Party prior to the time Parties first entered into negotiations with regard to the PLP;

(c)	has subsequently been made available to the relevant Party by third parties entitled to do so.

14.3	Océ and its subsidiaries will not - in the Agreed Territories - co-operate with any third party but DLL and grant to DLL the right of first refusal, with respect to the offering of leases or other financial services to End-Users for Océ products (i.e. products manufactured, distributed or offered by Océ or any of its subsidiaries) except:

(i)	in cases and/or categories which may be defined as excluded from the PLP;

(ii)	if DLL rejects a proposed transaction in respect of inter alia credit assessment, of the DLL Affiliate involved;

(iii)	if no decision is taken by DLL regarding acceptance or non-acceptance of a proposed transaction within the time frame as agreed in the applicable SLA.

(iv)	during a period of orderly rundown.

During the Initial Period Océ may terminate, at its sole discretion and on a country by country basis, this exclusivity or right of first refusal for DLL, if and when DLL gives notice of an increase of the Spread (see Annex 7) to be applied in any of the Agreed Territories.

By receipt of DLL of this termination of exclusivity, DLL is entitled to give Océ 6 (six) month notice of termination with regard to the relevant Accession Agreement. Article

10.2 – 10.3 will apply.

Assignment

14.4	DLL is entitled to transfer the FSC’s and its pertaining receivables and DLLI is entitled to transfer the DLL Affiliate holding such FSC’s and the pertaining receivables except for a transfer to one or more of Océ’s competitors in the copying and printing business or to one of Océ’s lenders. In case of such a transfer to aforesaid parties prior approval of Océ is required. Such consent will not be unreasonably withheld.

Amendments and waivers

14.4	This PLPA may be amended, modified, renewed or extended only by instrument in writing signed by the Parties hereto. Any amendment by DLL of its Risk Management Policy (Annex 3) shall be made known to Océ prior to implementation.

Entire agreement

14.5	This PLPA contains the entire agreement among the Parties with respect to the matters set forth therein and to supersede any prior agreement or understanding, or written between them with respect to the subject matter of this PLPA.

Governing law

14.6	This PLPA shall be governed by and construed in accordance with the laws of the Netherlands.

Disputes

14.7	The Parties agree that any dispute, which may arise in relation the PLPA or any agreement resulting will be exclusively settled, at the request of either Party, by the competent court in Amsterdam

As agreed this day              2002 at Eindhoven/Venlo

De Lage Landen International B.V.		Océ. N.V.

/s/ A.S. GILLHAUS		/s/ JAN VAN DEN BELT
By:		By:
Name:	A.S. Gillhaus	Name:	Jan van den Belt
Title:	Executive Director	Title:	Chief Financial Officer

/s/ ROKUS VAN IPEREN
By:
		Name:	Rokus van Iperen
		Title:	Chief Executive Officer

ANNEX 1: Financial Products, Programs, Equipment, Non-Equipment

* MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

Financial Products

The amount financed may include Equipment and Non Equipment.

It is important to distinguish the description and value of each item as they may impact other items.

Equipment:	the type of equipment (Océ built and OEM (both Océ labelled)) and third party products) and whether it is new, re-manufactured, used or refurbished. Also defined as Equipment is Océ labelled software.

Non-Equipment: other, non-manufactured Océ equipment, as described below

i.	Consultant / training and other business / professional services

ii.	Software

iii.	Buyouts of competitive leases

iv.	Refinancing of existing Océ leases

v.	Supplies (Toner)

vi.	Installation or freight

vii.	Local taxes

viii.	Other

Lease Programs

-	Leases with a bargain purchase option (Euro 1 – or 1%);

-	Leases with a fixed, pre determined purchase option (e.g.10%);

-	Leases with a Fair Market Value (FMV) purchase option;

-	Leases with no purchase option, often considered as a Rental.

-	Leases that qualify as hire purchase.

Billing programs

•	Unequal payments:

-	Step up or step down payments

-	Skip payments: payments may be skipped for a short period during the contract term

-	Down payments

-	Deferred payments : payments may be deferred for an initial period

•	Periodic payment programs

-	Monthly and quarterly invoices in advance and in arrears

-	Semi-annual and annual invoices in advance.

•	All-in / rental programs: a consolidated, bundled invoice will include lease, service and supplies (e.g. toner) charges:

-	may be packaged to the End-User based on cost per image and committed volume or

-	may be packaged to the End-User as a total fixed amount including a number of images. For the additional images an additional charge is calculated.

Upgrade programs

Programs will be offered that enable End-Users to upgrade to new equipment during the contract, according to pre-determined terms and conditions.

Product information

Product 1 “Purchase 1 Euro”

Name financial product

Leases with bargain purchase option

Option: 1 EUR or 1%

Legal type (legal owner/economic owner):

Lessor is legal owner

Lessee is economic owner

On/Off balance sheet for lessee

On balance for lessee.

Rate structure (according to Annex 7 of the PLPA)

Standard:

-	based upon **

-	**

Fixed rate/Variable rate

Always fixed rate.

Advance/arrears

Both are possible for monthly and quarterly payments; quarterly is default

Advance for half year and yearly payments

Seasonal rental scheme/Up front payments

-	Skip billing (e.g. 2 summer months) for “school /university”- market segment (max 3 months)

-	Step up and step down payments.

-	Down payments (up front)

-	Deferred payments (= initial payment delayed: “Grace period with a max of 6 month’s.”)

Stub rental

Stub rental for period between delivery/installation date and 1st new month/quarter (based upon normal rental and number of days). All following rentals will be due on first day of month/quarter.

The STUB rental will be calculated based on:

-	the normal rental and

-	on the number of days in the period before the first day of the next month/quarter.

The stub rental will consist of 2 parts: financial rental and maintenance/fixed consumption.

The financial part of the Stub will be registered as fee income/investment service.

The fixed consumption will be registered as an object service (for fixed consumption/maintenance) and will be paid to Océ.

Term

From 12 months till 72 months.

For specific (named) products the maximum term can be shorter, see the SLA

PRV Cover

No PRV (option = max. 1%).

Océ has option if End-User does not use his option.

VAT issues

To be checked per country.

VAT payable upfront or to be paid on top of each rental.

Early termination & swaps

Standard SM@RT rule applies as defined in the PLPA, article 7.1.

The calculation will be made in ILS or @-Once finance (as from May 2002). The disinvestment will always be done in ILS on the date the equipment has left the contract (can not be on due date).

End of contract procedure

Letter to be sent to End-User mentioning option (and that the default action will be the sale).

Automatic sale at option price via the system (unless manual action/intervention).

Provision(s)/commission

No, but is no system issue; will be handled if applicable on a DLL corporate level

Fee’s/Other income

See the PLPA, Annex 7

Subsidy

No subsidy

Maintenance

No maintenance or extra copies with this product.

Insurance

No insurance

Taxes

No taxes

Other services

No indexation with this product

Product 2 “Fixed Purchase”

Name financial product

Leases with fixed purchase option

Option at e.g. 10%

Legal type (legal owner/economic owner):

Lessor is legal owner

Lessee is economic owner - to be checked per country

On/Off balance sheet for lessee

On balance for lessee - to be checked per country

Rate structure (according to Annex 7 of the PLPA)

Standard:

-	based upon **

-	**

Fixed rate/Variable rate

Always fixed rate.

Advance/arrears

Both are possible for monthly and quarterly payments

Advance for half year and yearly payments

Seasonal rental scheme/Upfront payments

-	Skip billing (e.g. 2 summer months) for “school /university”- market segment (max 3 months)

-	Step up and step down payments.

-	Down payments (up front)

-	Deferred payments (= initial payment delayed: “Grace period = max.6 month’s”)

Stub rental

Stub rental for period between delivery/installation date and 1st new month/quarter (based upon normal rental and number of days). All following rentals will be due on first day of month/quarter.

The STUB rental will be calculated based on:

-	the normal rental and

-	on the number of days in the period before the first day of the next month/quarter.

The stub rental will consist of 2 parts: financial rental and maintenance/fixed consumption.

The financial part of the Stub will be registered as fee income/investment service.

The fixed consumption will be registered as an object service (for fixed consumption/maintenance) and will be paid to Océ.

Term

From 12 months till 72 months; amortisation upto no more then 10 % PRV;

For specific (named) products the maximum term can be shorter, see the PLPA.

PRV Cover

PRV = purchase option

option = max. 10%

Océ has option if End-User does not use his option.

VAT issues

To be checked per country.

VAT payable up front or to be paid on top of each rental.

Early termination & swaps

Standard SM@RT rule applies as defined in article 7.1 of the PLPA.

The calculation will be made in ILS (as from May 2002). The disinvestment will always be done in ILS on the date the equipment has left the contract (can not be on due date[???]).

End of contract procedure

Letter to be sent to end user mentioning option (and that the default action will be the sale to the End User). Automatic sale via the system (unless manual action/intervention).

Provision(s)/commission

No, but is no system issue; will be handled if applicable on a DLL corporate level

Fee’s/Other income

See the PLPA

Subsidy

No subsidy

Maintenance

No maintenance or extra copies with this product.

Insurance

No insurance

Taxes

No taxes

Other services

No indexation with this product.

Product 3 “Rental FMV”

Name financial product

Leases with purchase option at FAIR MARKET VALUE

RV based upon RV-table

Only the OPTION distinguishes this product from the RENTAL PRODUCT.

Except for some possible necessary actions at end of contract, both products are equal.

Legal type (legal owner/economic owner):

Lessor is legal & economic owner

On/Off balance sheet for lessee

Off balance for lessee (art 5.2 of the PLPA always applies).

Rate structure (according to Annex 7 of the PLPA)

Standard:

-	based upon **

-	**

Fixed rate/Variable rate

Always fixed rate.

Advance/arrears

Both are possible for monthly and quarterly payments; quarterly is default Advance for half year and yearly payments

Seasonal rental scheme/Upfront payments

-	Skip billing (e.g. 2 summer months) for “school /university”- market segment (max 3 months)

-	Step up and step down payments.

-	Down payments (up front)

-	Deferred payments (= initial payment delayed: “Grace period = max of 6 month’s”)

Stub rental

Stub rental for period between delivery/installation date and 1st new month/quarter (based upon normal rental and number of days). All following rentals will be due on first day of month/quarter.

The STUB rental will be calculated based on:

-	the normal rental and

-	on the number of days in the period before the first day of the next month/quarter.

The stub rental will consist of 2 parts: financial rental and maintenance/fixed consumption.

The financial part of the Stub will be registered as fee income/investment service.

The fixed consumption will be registered as an object service (for fixed consumption/maintenance) and will be paid to Océ.

Term

From 36 months tip 72 months.

For specific (named ) products the maximum term can be shorter; see the SLA.

PRV Cover

The PRV’s depend on the equipment .

All equipment (Océ built, OEM and 3rd party) will be put in one of the following categories.

PRV **

No PRV cover (re-marketing: best effort).

Océ has option if End-User does not use his option and contract is not extended.

VAT issues

To be checked in each country

VAT to be paid by lessee on top of each rental.

Early termination & swaps

Standard SM@RT rule applies as defined in the PLPA, article 7.1.

The calculation will be made in ILS (as from May 2002). The disinvestment will always be done in ILS on the date the equipment has left the contract (can not be on due date). This is necessary as the fixed consumption will be stopped in Océ’s system on the day the equipment leaves the contract.

End of contract procedure

The contract will go into extension period (12 months at same rental amount) unless end user has reacted on purchase option. The rental during the extension is NOT indexed and is based on the rental that was applicable during the last year of the contract.

The financial rental during the extension period will be used first to fully amortise any PRV-position. Once the PRV fully amortised, the financial rental will generate extra income that will be splitted between and DLL and Océ. See for detailed information the PLPA.

Provision(s)/commission

No,, but is no system issue; will be handled if applicable on a DLL corporate level

Fee’s/Other income

See the PLPA

Subsidy

No subsidy

Maintenance

Maintenance and a pre-defined number of copies can be included in the rental. The amounts can be specified (or not) on the invoice of the End User.

The amount invoiced for the fixed consumption is registered as an object service and will be paid unconditionally to Océ based upon a list made by DLL (KREP050). Océ will issue a general invoice based upon the list (KREP050) of DLL. For payment period, see the PLPA, Annex 9.

Extra copies will be charged via separate invoice. Océ will invoice DLL and will deliver the detailed financial information in a file. The details of the invoice will be delivered in file format in order to allow DLL to print them as such on an appendix to the invoice. The amount for the extra consumption will be paid unconditionally towards Océ with however a payment delay; see for detailed information the PLPA, Annex 9.

Insurance

No insurance

Taxes

No taxes

Other services

Indexation based upon a fixed percentage (same % for all contracts at that specific indexation moment) on the whole rental (or on the fixed service amount) applies preferable once a year and with a maximum of 12 times a year at the anniversary date of the contracts.

It is possible to exclude clients from Indexation; this has to be administrated at the start of the contract.

Will only apply to contracts activated before a certain date (e.g. 1/9). (This is at the date hereof not possible in the systems; will be possible hereafter as soon as reasonably possible)

The prDLLt of the indexation will be added to the service amount (so Océ benefits of the full indexation amount).

At registration of a new operation it must be clear:

if indexation will apply to this deal.

Product 4 “Rental”

Name financial product

Leases with NO purchase option - “Rental”

PRV based upon PRV-table

Legal type (legal owner/economic owner):

Lessor is legal & economic owner

On/Off balance sheet for lessee

Mainly off balance for lessee. (art. 5.2 of the PLPA always applies).

Rate structure (according to Annex 7 of the PLPA)

Standard:

-	based upon **

-	**

Fixed rate/Variable rate

Always fixed rate.

Advance/arrears

Both are possible for monthly and quarterly payments; default is quarterly payments

Advance for half year and yearly payments

Seasonal rental scheme/Up front payments

-	Skip billing (e.g. 2 summer months) for “school /university”- market segment (max 3 months)

-	Step up and step down payments.

-	Down payments (up front)

-	Deferred payments (= initial payment delayed: “Grace period of max. 6 months)

Stub rental

Stub rental for period between delivery/installation date and 1st new month/quarter (based upon normal rental and number of days). All following rentals will be due on first day of month/quarter.

The STUB rental will be calculated based on:

-	the normal rental and

-	on the number of days in the period before the first day of the next month/quarter.

The stub rental will consist of 2 parts: financial rental and maintenance/fixed consumption.

The financial part of the Stub will be registered as fee income/investment service.

The fixed consumption will be registered as an object service (for fixed consumption/maintenance) and will be paid to Océ.

Term

From 36 months till 72 months.

For specific (named) products the maximum term can be shorter, see the SLA

PRV Cover

The PRV’s depend on the equipment

All equipment (Océ built, OEM and 3rd party) will be put in one of the following categories.

PRV **

No PRV cover (re-marketing: best effort). Océ has option if contract is not extended.

VAT issues

To be checked in each country

VAT to be paid by lessee on top of each rental.

Early termination & swaps

The calculation will be made in ILS (as from May 2002). The disinvestment will always be done in ILS on the date the equipment has left the contract (can not be on due date). This is necessary as the fixed consumption will be stopped in Océ’s system on the day the equipment leaves the contract.

End of contract procedure

Contract will go into extension period (12 months at same rental amount) unless end user has cancelled the contract. The rental during the extension is NOT indexed and is based on the rental that was applicable during the last year of the contract.

The financial rental during the extension period will first be used to fully amortise any PRV-position. Once the PRV fully amortised, the financial rental will generate extra income that will be split between DLL and Océ. See for detailed information the PLPA

Provision(s)/commission

No, but is no system issue; will be handled if applicable on a DLL corporate level

Fee’s/Other income

See the Business Plan

Subsidy

No subsidy

Maintenance

Maintenance and a pre-defined number of copies can be included in the rental. The amounts can be specified or not on the invoice of the end user.

The amount charged for the fixed consumption is registered as an object service and will be paid unconditionally to Océ based upon a list made by DLL (KREP050). Océ will issue a global invoice based upon the list (KREP050) of DLL. For the payment period, see the PLPA, Annex 9.

Extra copies will be charged via separate invoice. Océ will invoice DLL and will deliver the detailed financial information in a file. The details of the invoice will be delivered in file format in order to allow DLL to print them as such on an appendix to the invoice. The amount for the extra consumption will be paid unconditionally towards Océ with however a payment delay. See the PLPA, Annex 9.

Insurance

No insurance

Taxes

No taxes

Other services

Indexation based upon a fixed percentage (same % for all contracts at the specific moment of indexation) on the whole rental (or on the fixed service amount ) applies preferable once a year and with a maximum of 12 times a year at the anniversary date of the contracts.

It is possible to exclude clients from indexation; this has to be administrated at the start of the contract.

This will only apply to contracts activated before a certain date (e.g. 1/9). (at this moment not possible in the systems; is to be expected as soon as reasonably possible )

The prDLLt of the indexation will be added to the service amount (so Océ benefits of the full indexation amount).

At registration of a new operation it must be clear:

-	if indexation will apply to this deal

Product 5 “Hire Purchase”

Name financial product

Hire purchase

Legal type (legal owner/economic owner):

Lessee is legal and economic owner

On/Off balance sheet for lessee

On balance for lessee.

Rate structure (according to Annex 7 of the Agreement)

Standard:

-	based upon **

-	**

Fixed rate/Variable rate

Always fixed rate.

Advance/arrears

Both are possible for monthly and quarterly payments; quarterly is default

Advance for half year and yearly payments

Seasonal rental scheme/Up front payments

-	Skip billing (e.g. 2 summer months) for “school /university”- market segment (max 3 months)

-	Step up and step down payments.

-	Down payments (up front)

-	Deferred payments (= initial payment delayed: “Grace period = max. of 6 month’s”)

Stub rental

Stub rental for period between delivery/installation date and 1st new month/quarter (based upon normal rental and number of days). All following rentals will be due on first day of month/quarter.

The STUB rental will be calculated based on:

-	the normal rental and

-	on the number of days in the period before the first day of the next month/quarter.

The stub rental will consist of 2 parts: financial rental and maintenance/fixed consumption.

The financial part of the Stub will be registered as fee income/investment service.

The fixed consumption will be registered as an object service (for fixed consumption/maintenance) and will be paid to Océ.

Term

From 36 months till 72 months.

For specific (named ) products the maximum term can be shorter, see the SLA

PRV/PRV Cover

No PRV

VAT issues

VAT payable upfront.

Early termination & swaps

The calculation will be made in ILS (as from May 2002). The disinvestment will always be done in ILS on the date the equipment has left the contract (can not be on due date).

End of contract procedure

No action (automatic transfer of ownership).

Provision(s)/commission

No, but is no system issue; will be handled if applicable on a DLL corporate level

Fee’s/Other income

See the PLPA

Subsidy

No subsidy

Maintenance

Not applicable

Insurance

No insurance

Taxes

No taxes

Other services

Not applicable

ANNEX 2 - Service Level Agreement (template)

This Service Level agreement is made on [            ] 2002.

BETWEEN:

(1)	Océ (the “Marketing Company”) who’s registered office is at , ,

(2)	DLL (the “Leasing Company”) who’s registered office is at , ,

WHEREAS:

(A)	The Leasing Company is a locally operating entity wholly owned by De Lage Landen International BV (“DLLI”).

(B)	The Marketing Company is a locally operating entity (indirectly) wholly owned by Océ N.V. (“Océ NV”).

(C)	The Marketing Company and the Leasing Company will perform certain tasks and services to one another in order to facilitate the carrying on of their respective business and wish to agree those tasks and services to be performed under observance of and in accordance with the PLPA and all its Annexes and/or Appendices, signed between DLLI and Océ NV on / 2002.

Now this Agreement Witnesseth as follows:

Article 1: Condition precedent and Interpretation

This Service Level Agreement (“SLA”) is conditional to the existence of the PLPA.

This SLA, unless the context explicitly otherwise requires or it is otherwise provided will be interpreted according the interpretation of the PLPA. In the event of any other contradiction of clauses and/or meanings in this SLA with the PLPA, the PLPA will prevail.

Article 2: Definitions and Construction

Definitions: The definitions used in the PLPA will also apply in this SLA and are considered to be inserted here.

The following words and expressions shall, unless the PLPA or context otherwise require, have the following respective meanings.

“Business Day” means a day when banks are open for business in the respective territory;

“Capital Invoiced Amount” means, in respect of an item of Equipment, the purchase price of such item of Equipment agreed between the Marketing Company and the Leasing Company in the ordinary course of business being the amount to be financed to such End-User under a FSC together with the VAT where appropriate

“Collection Account” means the bank account with Rabo Bank in the name of the Leasing Company with account number                  and any other bank account maintained from time to time, for the purpose of collection of payments from End-User:

“End-User” means each of the lessees under a FSC;

“Days Sales Outstandings” means the average payment days for an invoice after invoice due date.

“Effective Date” means the date of this SLA;

“PLPA” means the Private Label Program Agreement dated on or about the Effective Date between De Lage Landen International B.V and Océ N.V.;

“Party” means each, any or all, as the context may require, of the Marketing Company and the Leasing Company;

“Services” means the maintenance and other services, which the Marketing Company has agreed to provide to the End-Users in respect of the Equipment (but excluding the leasing of any Equipment).

Article 3: Representations and Warranties

Each Party represents and warrants to the others that:

3.1	Power and authority: It has the power to enter into and perform its obligations under this SLA and has taken all necessary corporate action to authorise the entry into and performance of this SLA.

3.2	Legal validity: This SLA constitutes legal, valid and binding obligations of such Party enforceable in accordance with its terms subject to principles of equity, laws relating to bankruptcy, insolvency or liquidation or any other laws or legal procedures generally affecting the enforcement of creditors’ rights or the rights of contracting parties.

3.3	No conflict with laws, etc. The entry into and performance of this SLA and the transactions contemplated hereby do not and will not conflict with (i) any law or regulation or any official or judicial order to which it is subject or by which it is bound, or (ii) the constitutional documents of such Party, or (iii) any agreement or document to which such Party is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any lien on any of its assets pursuant to the provisions of any such agreement or document.

3.4	Consents: All authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required by it in connection with the entry into, performance, validity and enforceability of this SLA and the transactions contemplated hereby have been obtained or effected and are in full force and effect.

Article 4: Processes/Services and Service Levels: Tasks of parties involved

4.1	The parties to this SLA have agreed on a split of tasks and responsibilities, which has herein been contained in Appendix 1 hereto (the “Split of Tasks and Responsibilities”).

4.2	Tasks which are the responsibility of the one Party but which are executed by the other Party shall be charged at arm’s length rates to the responsible Party.

4.3	Océ shall enter into license agreement for the use of DLL’s web-based sales tool “@-once” a specimen of which has been attached hereto as Appendix 2.

4.4	Océ and DLL have agreed upon the following releases: Patch 1 and Patch 2 for Océ and for DLL ILS 2002-4 and 2003-1. 30 days after the acceptance of the releases both local organisations will be obliged to make use of the features of the aforementioned releases and have implemented the necessary and agreed process changes.

4.5	DLL will be responsible for the implementation of the Quinty workstations and the infrastructure that is an integral part of the Quinty environment.

4.6	Océ will provide data via an interface to enable DLL to prepare invoices including fixed maintenance amounts. These data should be provided 5 working days before the DLL-invoices will be produced.

Article 5: Lease Application

5.1	On each occasion that the Marketing Company proposes a lease to a prospective End-User of Equipment it shall give details of the proposed transaction to the Leasing Company according the format as described in annex [xx] of the RMP or any other format to be agreed upon between the Parties and issued by DLL to the Océ sales force and such details shall ordinarily include:

(a)	identity of the prospective lessee, chamber of commerce number (if applicable) and all financial data/reports as defined in the RMP to be required by the Leasing Company in order to assess to the creditworthiness of the End-User;

(b)	the proposed terms of the lease (including contract value):

(c)	details of the type and quantity of the Equipment proposed to be leased; details of any then proposed credit support or security; any unusual circumstances applicable to such proposed transaction; and the Leasing Company shall have a reasonable opportunity to consider and either approve such proposed lease or reject it.

5.2	Where a proposed leasing transaction is approved by the Leasing Company, the Marketing Company sales force shall prepare the lease document (and any other ancillary document) and the Marketing Company shall take all reasonable steps to arrange execution of such lease document by the proposed End-User. A sample of the lease documents that have been approved by both Parties is attached to this SLA as Appendix 3.

5.3	Where the proposed leasing transaction is executed by the proposed End-User prior to its being approved by the Leasing Company, the Leasing Company may, at its sole discretion, require the Marketing Company to renegotiate the proposed transaction with the proposed End-User to the satisfaction of the Leasing Company. These renegotiations may include restructuring the proposed transaction and obtaining additional security.

5.4	The Leasing Company will communicate to the Marketing Company the decision resulting from such credit check. Should there be any doubt in respect of the credit application the Leasing Company will consult with the Marketing Company in order to try to resolve the doubtful situation. The Marketing Company will to its best endeavours facilitate the resolution of these remaining issues.

5.5	The acceptance of the FSC by the End-User is construed by the so-called “deemed acceptance” clause in the FSC with the End-User.

Article 6: Title to Equipment

6.1	The Marketing Company shall procure that title to each item of Equipment which is to be leased by the Leasing Company to an End-User shall pass to the Leasing Company upon delivery of the Equipment.

6.2	The Marketing Company shall arrange delivery to the End-User and, where applicable, install all Equipment at the End-User’s designated location which is or which will become subject to a FSC.

6.3	The Marketing Company shall issue an invoice in respect of Equipment that is to be subject to a FSC to the Leasing Company in respect of the Capital Invoiced Amount upon installation of the Equipment at the End-User’s designated location. The invoice will be paid by the Leasing Company with observance of the conditions as described in Annex 9 of the PLPA.

6.4	Unless otherwise agreed between parties to the PLPA risk in Equipment which is or which will become subject to a FSC shall, pass on to the Leasing Company upon payment of the invoice in respect of such Equipment.

6.5	The Marketing Company shall be responsible for the warranty claims in respect of any Equipment subject to a FSC.

Article 7: Agency Arrangements

7.1.	Following the written acceptance of the End-User under a FSC, the Leasing Company shall appoint the Marketing Company as the Leasing Company’s agent (the “Agent”) under the terms and conditions of this SLA to enter in the name and for the account of DLL into FSC’s in respect only of Equipment and Non-Equipment to be purchased in accordance with Clause 5 hereof. FSC’s shall be completed and purchase payments shall be conditional upon the following:

7.1.1.	Financial Information in respect of End-Users

The Agent shall first provide to the Leasing Company a proforma submittal letter along with the latest available financial accounts of the End-User;

7.1.2	Acceptance by the Leasing Company

On receipt of the submittal letter, the Leasing Company will notify the Agent whether it accepts the FSC with the proposed End-User or not and that it, in the positive case, authorises the Agent (on a contract by contract basis) to enter into a FSC on behalf of the Leasing Company. If it does so authorise the Agent, it will sign and return to the Agent the relevant submittal letter by way of confirmation;

7.1.3.	The Agent signs FSC

On, and conditional upon, receipt of the signed submittal letter under Clause 7.1.2, of this SLA, the Agent may, as agent of the Leasing Company, enter into the FSC (in such form as has previously been approved in writing by the Leasing Company) with the End-User on terms complying with those set out in the submittal letter and any additional requirements set by the Leasing Company.

7.2.	Delivery of Equipment by the Agent

The Marketing Company will procure delivery to the End-User of any Equipment and Non-Equipment purchased or to be purchased by the Leasing Company pursuant to the acceptance decision of the Leasing Company related to the FSC;

7.3.	The Marketing Company claims payment

On the payment date but conditional upon (i) prior completion of the relevant FSC and (ii) delivery of all Equipment and Non-Equipment the subject thereof, the Marketing Company will supply to the Leasing Company in respect of the Equipment and Non-Equipment delivered in respect of which it claims payment:-

-	a value added tax invoice addressed to the Leasing Company for the relevant Equipment and Non-Equipment; and

-	the completed FSC signed by the Marketing Company on behalf of the Leasing

Company and the relevant End-User for all the Equipment and Non-Equipment and

-(deemed) acceptance by the End-User as referred to under clause 4.5 hereof, adequately communicated - in writing - to the Leasing Company ;

7.4.	Payment of purchase price to the Marketing Company

See Annex 9 of the PLPA

7.5.	The Marketing Company’s Representations and Warranties to the Leasing Company

Upon delivery to the Leasing Company of any FSC by the Agent pursuant to and in conformity with the provisions of this SLA the Agent shall be deemed to represent and warrant after making enquiries that:-

-	the particulars of the Equipment and Non-Equipment and the other information set out in the FSC are correct in all material respects;

-	all the Equipment in the FSC has been delivered to the End-User in good order, repair and condition and complies in all respects with the requirements of relevant laws, statutes and statutory regulations and with all the terms of the FSC, whether express or implied;

-	each sale by the Marketing Company constitutes valid and binding obligation of the respective Marketing Company enforceable in law;

-	the Marketing Company has not assigned or encumbered in any manner any of its rights under the FSC;

-	the Marketing Company has full power to enter into and perform its obligations under this SLA and has obtained and will maintain in full force and effect all necessary corporate authorisations and all necessary consents;

7.6	The Marketing Company’s Indemnity

The Marketing Company shall indemnify the Leasing Company and keep the Leasing Company fully indemnified against all losses incurred by the Leasing Company as a consequence of the Marketing Company acting or purporting to act as the Leasing Company’s Marketing Company save as provided in this SLA.

Article 8: Services

8.1	The Marketing Company will provide services to End-Users of a FSC as stipulated in the terms and conditions thereof. The Leasing Company will – if applicable – pay unconditionally (i.e. regardless the receipt of the payments by the End-Users) in accordance with the PLPA the amounts due to the Marketing Company.

8.2	It is clearly understood that the Leasing Company is not responsible for any credit risk on the maintenance component. The Leasing Company will inform the Marketing Company in case End-Users have not paid the instalments, which also include a maintenance amount as described in the RMP (Chapter 3.2).

8.3	In case of excess copies the Marketing Company will provide the Leasing Company with the information that enables the Leasing Company to prepare invoices for the End-Users. The Leasing Company will pay the amounts due to the Marketing Company in accordance with Annex 9 of the PLPA In case the End-User has not paid because he does not agree with the invoice the Marketing Company will need to credit the related amount to the Leasing Company. The Leasing Company will not be exposed to credit risk related to excess copies.

8.4	Cash Application: In case of End-Users making partial payments to any bundled invoices such payments will be divided between and accrue to the Leasing Company and the Marketing Company respectively, pro rata the lease- component and the service component of the amount invoiced.

Article 9: Training

The Leasing Company shall provide sales aid training to the Marketing Company as reasonably agreed, from time to time, between the Leasing Company and the Marketing Company.

Article 10: Service Levels, Settlement Quotation Calculation

10.1	The Leasing Company shall provide settlement quotes, upon request, to the Marketing Company in accordance with articles 7.1, 7.2 and 7.3 and Annex 7 of the PLPA.

10.2	The Leasing Company shall assess the credit-worthiness of prospect End-Users in accordance with the RMP

10.3	The Leasing Company will respond to requests for credit assessment within the following credit acceptance turn-round times:

Exposure in € mio	Authorised body	Time
Up to 0,5	Authorised employee	1 business day
0,5 – <**	LCC**	5 business days
>** – 7,5	DCC	7 business days + decision time LCC
7,5 – 25,0	ICC	2 business + decision time DCC and LCC
Above 25,0	CCI	Approx. 5 business days + decision time ICC, DCC and LCC

LCC	=	Local credit committee of DLL
DCC	=	Divisional credit committee of DLL
ICC	=	International credit committee of, DLL
CCI	=	Credit Committee International Rabo Bank

**	The parties acknowledge the authority level of the LCC differs per DLL country and is usually set between €1 million and € 2.5 million.

The days set out above are the maximum number of working days needed for a decision after receipt of the complete credit application. The Leasing Company shall comply with any additional obligations set out in the RMP.

The Leasing Company will perform and abide to a minimum credit acceptance ratio of 70% (positive decisions / total credit decisions) and will maintain an uptime guarantee with regard to the credit acceptance procedure and adherence to response times which will be a minimum of 95%.

Article 11. Reporting

11.1	The Leasing Company shall, as agreed between Parties, provide management reports in accordance with Annex 6 of the PLPA,

11.2	The Marketing Company shall, as agreed between parties, provide management reports as the Leasing Company may reasonably request from time to time in relation to the performance by the Marketing Company of its obligations pursuant to the terms of this Agreement in view of the recovery of the amounts due by the End-Users.

11.3	The Marketing Company shall provide the Leasing Company with the following information:

-	a yearly updated price-book including but not limited to list (gross) prices of new and used Equipment and prices for maintenance- and repairservices;

-	Maximum term for leases of Equipment that deviate from the standard rule on annual basis;

-	Availability of service parts at the end of the life cycle. This determines the maximum financing period for older models. This information has to be provided on an annual basis or more frequently in the event of new product introductions or end of life announcements;

-	PRV tables.

11.4	The Marketing Company shall provide the Leasing Company with all relevant information to prepare a business plan.

Article 12: Remarketing

12.1	If and when the Marketing Company will remarket the Equipment for and on behalf of the Leasing Company the Marketing Company and the Leasing Company will abide by the arrangements as stipulated in art. 7.4 and 8 of the PLPA.

Article 13: Facilities

13.1	The Marketing Company shall through the appropriate renting/utilisation agreement(s) provide - at arm’s length conditions and rates - premises, utility services, telephone and other telecommunication equipment, computers, servers and related equipment, all media ancillary thereto, office equipment, mail room services and other information services to the Leasing Company and its employees and employees of the Marketing Company in such a way that the Leasing Company is able to operate its business in an efficient, reasonable and prudent commercial manner during Business Days.

Article 14: Rate and Fees

14.1	The Leasing Company shall be responsible for setting lease rates from time to time in accordance with Annex 7 of the PLPA. The Marketing Company shall be entitled to suggest revisions to the rate table from time to time reflecting then current market rates but the Leasing Company shall retain responsibility for making adjustment to lease rates.

Article 15: Coming into force

15.1	This SLA shall take effect from the Effective Date.

Article 16: Review and Termination of this Agreement

16.1	Annually as per Effective Date the Parties may review the terms of this SLA and amend the terms of this SLA as they consider necessary to reflect the commercial understanding at that time.

16.2	This SLA shall terminate and cease to have effect on termination of the PLPA. Like the PLPA the relevant articles remain applicable until the last FSC has expired.

Article 17: Amendments and Waivers

17.1	This SLA may be amended, modified, renewed or extended only by instrument in writing signed by all parties hereto, however only upon prior approval by Océ NV and DLLI.

Article 18: Governing Law and Dispute resolution

18.1	This SLA shall be governed by and construed in accordance with the laws and regulations as stipulated in the PLPA i.e. the laws of the Netherlands.

18.2	The Parties shall submit any dispute in connection with this SLA or any agreement resulting herefrom firstly to Océ NV and DLLI. Should this not result in a settlement of that dispute then the Parties shall handle any dispute in connection with this SLA or any agreement resulting herefrom in accordance with article 14.8 of the PLPA.

Océ ...... (local entity)
Executed	)
by	)
for and on behalf of	)
)

DLL [local entity]
Executed	)
by	)
for and on behalf of	)
)

for approval

Océ N.V.
Executed	)
by	)
for and on behalf of	)
)

De Lage Landen International B.V.
Executed	)
by	)
for and on behalf of	)
)

Appendix 1 to the SLA: Process Description

PURPOSE :

Registration of the Split of Responsibilities between OCE ( OCE ) and DLL ( LE ) to cover 95 % of all possible responsibilities

Registration of the Split of Tasks between OCE and the LE to cover 95 % of all possible tasks

IN GENERAL :

OCE is responsible to initiate the lease transacations and LE is responsible to originate, service, maintain and end the lease contracts

ESCALATION :

For all issues which do not comply with the guidelines, instructions etc. there is a possibility to bring these under the attention of the Business Review Meeting and/or the Executive Committee, who will assess these within their resp. authorities

NR	RESPONSIBILITY	OCE	Executed by	LE
General
1	Out Right Sales List Price Book	X	OCE
2	Service Price Book	X	OCE
3	Periodical Update Prices ORS and services	X	OCE
4	Selling Process	X	OCE
5	Lease Factors (Customer Rate Sheets)		LE	X
6	Pricing Grid Lease Products		LE	X
7	Front Office Lease System		LE	X
8	Back Office Lease System		LE	X
9	Labeled Paper		OCE	X
10	End User Contracts		LE	X
Order Registration, Acceptance and Delivery
11	Quolations		OCE	X
12	Proposal Documentation		OCE	X
13	Register proposal in OCE systems	X	OCE
14	Input Data In @ONCE/OLCS for Proposal and Credit decision		OCE	X
15	Executing the credit decision throughout OLCS		LE	X
16	Complete Credit Application Report with standard formats		OCE	X
17	Execute credit decision		LE	X
18	Assessment of the refers		LE	X
19	Executing Credit Application Reports		LE	X
20	Selling and reviewing Credit Lines		LE	X
21	Lease Contract and Other Lease Documents		OCE	X
23	Customer acceptance of successfully delivering		OCE	X

PURPOSE :

Registration of the Split of Responsibilities between OCE ( OCE ) and DLL ( LE ) to cover 95 % of all possible responsibilities

Registration of the Split of Tasks between OCE and the LE to cover 95 % of all possible tasks

IN GENERAL :

OCE is responsible to initiate the lease transacations and LE is responsible to originate, service, maintain and end the lease contracts

ESCALATION :

For all issues which do not comply with the guidelines, instructions etc. there is a possibility to bring these under the attention of the Business Review Meeting and/or the Executive Committee, who will assess these within their resp. authorities

NR	RESPONSIBILITY	OCE	Executed by	LE
Final Check, Activation and Pay Out
24	Check on standard terms and conditions : financials, 125 % rule, service amounts, duration, residual values, third party products, competetive buy outs, remanufactured equipment		OCE	X
25	Validation check between systems OCE and LE	X	OCE
26	Complete contract file and data in systems		OCE	X
27	Final check and end control on correctness and completeness		OCE	X
28	Singing the lease proposal by becoming then a lease contract		OCE	X
29	Activate application ( < defined limit )		OCE	X
30	Archiving and scanning contract file ( < defined limit )		OCE	X
31	Sending contract file to LE ( = > defined limit )		OCE	X
32	Final check and end control on correctness and completeness ( = > defined limit )		LE	X
33	Activate application ( = > defined limit )		LE	X
34	Archiving and scanning contract file (= > defined limit )		LE	X
35	Service Administration		OCE	X
36	Funding		LE	X
37	Sending daily list of activated contracts to OCE ( Investment List )		LE	X
38	Producing and sending a daily summary invoice to LE based on the Investment List	X	OCE
Contract Servicing - periodical
39	Billing and collecting lease invoices ( Incl. All Inn’s )		LE	X
40	Submit data variable usage to LE	X	OCE
41	Billing and collecting variables services		LE	X
42	Send monthly service payment reports to OCE ( KREP050 )		LE	X
43	Matching KREP050 with maintenance amounts	X	OCE
44	Producing and sending a monthly summary invoice to LE based on the KREP050	X	OCE
45	Pay out the summary invoices to OCE		LE	X
46	Submit indexation data		OCE	X

PURPOSE :

Registration of the Split of Responsibilities between OCE ( OCE ) and DLL ( LE ) to cover 95 % of all possible responsibilities

Registration of the Split of Tasks between OCE and the LE to cover 95 % of all possible tasks

IN GENERAL :

OCE is responsible to initiate the lease transacations and LE is responsible to originate, service, maintain and end the lease contracts

ESCALATION :

For all issues which do not comply with the guidelines, instructions etc. there is a possibility to bring these under the attention of the Business Review Meeting and/or the Executive Committee, who will assess these within their resp. authorities

NR	RESPONSIBILITY	OCE	Executed by	LE
47	Execute indexation on anniversary date		LE	X
48	Join variables service invoices with the specifications		LE	X
49	Dunning normal lease invoices and information to OCE		LE	X
50	Dunning variable lease invoices and information to OCE		LE	X
51	Dunning separate service invoices and information to LE	X	OCE
52	Handling customers in default		LE	X
53	Risk costs process		LE	X
54	Managing repossession process of equipment		LE	X
Contract Servicing - occasional
55	Helpdesk for information, requests, disputes etc		OCE	X
56	Get approval customer for change		OCE	X
57	Get approval LE for change		LE	X
58	Contract Amendments in ILS		LE	X
59	Contract amendments in systems OCE	X	OCE
60	Early terminations : request for calculation		OCE	X
61	Early terminations : negotiation with customer		OCE	X
62	Early terminations : effectuation		LE	X
63	Create and send copy of invoices, other documents		LE	X
64	Contract take over		LE	X
Contract Servicing - end of contract
65	Sending management information to OCE		LE	X
66	Credit Approval in case of a non automatic extension		LE	X
67	Negotiations about the final step if applicable		OCE	X
68	Inform customer about the options if applicable		LE	X
69	Invoicing customer (if applicable) for the fixed priced residual value		LE	X
70	Collecting the priced residual value		LE	X

PURPOSE :

Registration of the Spilt of Responsibilities between OCE ( OCE ) and DLL ( LE ) to cover 95 % of all possible responsibilities

Registration of the Spilt of Tasks between OCE and the LE to cover 95 % of all possible tasks

IN GENERAL :

OCE is responsible to initiate the lease transactions and LE is responsible to originate, service, maintain and end the lease contracts

ESCALATION :

For all issues which do not comply with the guidelines, instructions etc. there is a possibility to bring these under the attention of the Business Review Meeting and/or the Executive Committee, who will assess these within their resp. authorities

NR	RESPONSIBILITY	OCE	Executed by	LE
Miscellaneous
95	Authority lines		LE	X
96	Commercial Reporting		LE	X
97	Create and maintain Service Level Agreements		LE	X
98	Create and maintain Local Business Plans		LE	X
99	Maintain Local Lease Systems and Processes		LE	X
100	Local implementation and maintenance of the front office systems		LE	X
101	Create and maintain local legal documents		LE	X
102	Local general facilities for the LE		LE	X
103	Create and maintain the price tables in the systems		LE	X
104	General Lease Archive		LE	X
105	General Financial Archive		LE	X

PURPOSE :

Registration of the Split of Responsibilities between OCE ( OCE ) and DLL ( LE ) to cover 95 % of all possible responsibilities

Registration of the Split of Tasks between OCE and the LE to cover 95 % of all possible tasks

IN GENERAL :

OCE is responsible to initiate the lease transacations and LE is responsible to originate, service, maintain and end the lease contracts

ESCALATION :

For all issues which do not comply with the guidelines, instructions etc. there is a possibility to bring these under the attention of the Business Review Meeting and/or the Executive Committee, who will assess these within their resp. authorities

NR	RESPONSIBILITY	OCE	Executed by	LE
71	Offering the equipment ( if applicable ) to OCE		LE	X
72	Remarketing the equipment ( if applicable ) in case of losses		OCE	X
73	Extending the service contract ( if applicable )	X	OCE
Treasury
74	Create and submit funding rates to LE		LE	X
75	Process and control total funding		LE	X
Finance and control
76	General Ledger		LE	X
77	Processing direct debit tapes		LE	X
78	Processing incoming payments		LE	X
79	Pay out process		LE	X
80	Resolve unknown payments		LE	X
81	Managing bank accounts		LE	X
82	Managing expenses		LE	X
83	Managing purchase ledger		LE	X
84	Create and submit monthly management accounts		LE	X
85	Administer and handling VAT		LE	X
86	Administer and handling taxes		LE	X
87	Create and submit monthly vendor management reports		LE	X
88	Create and submit annual budgets		LE	X
89	Create and submit quarterly forecasts		LE	X
90	Administer payroll		LE	X
91	Managing suspense accounts		LE	X
92	Periodical Income Statement and Balance Sheet		LE	X
93	Managing total financial reporting		LE	X
94	Managing and executing the periodical Audits		LE	X

Appendix 2 to the SLA: Access System Agreement (DRAFT ONLY)

ACCESS SYSTEM AGREEMENT

PARTIES:

I	[full name vendor/VAR/dealer]
established at [name registration place]
hereinafter referred to as “Vendor” [or name vendor]

and

II	De Lage Landen [local entity]
established at [name registration place]
hereinafter referred to as “DLL”,

together referred to as the “Parties”.

WHEREAS:

A.	Parties have entered into a co-operation agreement on the xx of xx XXXX, [name of the co-operation agreement], hereinafter referred to as the “Co-operation” a copy of which is attached to this Agreement as Schedule 1;

B.	De Lage Landen International B.V. (DLLI) has developed several automated systems among others to administer leasing activities and to take Credit Decisions with respect to (potential) End-Users, hereinafter together referred to as the “System”.

C.	DLLI has granted Vendor the right to use the System and has authorised DLL to grant the Vendor a non-exclusive, non-transferable right to use the System under the terms and conditions of this Agreement

NOW IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1: DEFINITIONS

•	Acceptance Form:	a form to be signed by Users in which the applicability of the terms and conditions connected to the use of the SecurID Card and the System are explicitly accepted.

•	Application:	a request from the Vendor to DLL to finance a End-User Agreement

•	Confidential Information:	all information acquired by a Party from the other Party as a result of or in any manner connected to the implementation, adaptation or use of the System.

•	Credit Decision:	determination of the credit rating of a (potential) End-User which results in an acceptance, decline or referal of an Application.

•	End-User:	the lessee or end user of the Equipment and non-Equipment, party to a FSC.

•	End-User Agreement :	an agreement with a End-User, in whatever form and however called, with respect to the financing of goods.

•	Manual:	an extensive user guide to assist and support the Users to work with the System.

•	System:	automated systems developed by De Lage Landen International B.V. as defined in Schedule 2.

•	SecurID Card:	a security card which gives the User that identifies itself through the password generated by the card together with a personal pin code access to the System.

•	Transaction:	an application accepted and/or funded by DLL.

•	User:	a person authorised by DLL to have access to the System.

•	Working Day:	any day which is not Saturday, Sunday, or a (public) banking holiday.

ARTICLE 2: RIGHT TO USE THE SYSTEM

2.1.	DLL herewith grants to Vendor a non-exclusive, non-transferrable right to use the System upon the terms and conditions of this Agreement.

2.2.	The Vendor acknowledges that DLLI holds all copyrights and other intellectual property rights to the software of the System and shall not further distribute or copy this software without the prior written permission of DLL.

2.3.	Only Users individually and personally authorised by DLL to use the System are allowed to enter the System by means of the SecurID Card together with their personal pin code. The Vendor shall ensure that the Users respect and obey the terms and conditions connected to the use of the SecurID card as laid down in the Manual and the Protocol.

2.4.	The System may only be used for the purposes described in this Agreement and/or the Co-operation and only by the Users.

ARTICLE 3: USE OF THE SYSTEM

3.1	The Vendor is allowed to use or have the System used by Users for the sole purpose of entering Applications, to obtain Credit Decisions with respect to the End-Users entered into the System and to print the contractual documentation.

3.2	Vendor shall install a desk (Vendor Desk) consisting of one or more persons to coordinate the use of the System, to answer the questions of Users and to solve small problems that might arise. All questions and problems of Users should be addressed at the Vendor Desk.

3.3	DLL shall install a desk (DLL Desk) consisting of one or more persons to help with the implementation of the System and to support the Vendor Desk. All questions and problems of Users that the Vendor Desk is not able to solve, should be addressed at the DLL Desk.

ARTICLE 4: OBLIGATIONS OF DLL

4.1	DLL shall use best endeavours to ensure that the System is available to the Vendor from Monday up to and including Saturday, from 6.00 to 22.00 hours.

4.2	DLL shall have the DLL Desk installed and operating during Working Days from [8.00] to [17.00] hours.

4.3	DLL shall train the Users at the implementation of the System and thereafter if so requested.

4.4	DLL shall provide the Vendor with a Manual including working instructions and a description of the procedures.

4.5	DLL shall inform the Vendor as soon as possible, but with at least one week notice, of the implementation of an upgrade or other working activities on the System which might reduce temporarily the availability of the System considerably.

ARTICLE 5: OBLIGATIONS OF THE VENDOR

5.1	Vendor is obliged to have a reputable Internet provider to be approved by DLL from time to time.

5.2	Vendor shall have a Vendor Desk installed and operating during Working days from [8.00] to [17.00] hours.

5.3	In order to interface with the System, the Vendor shall make available the required hard- and software with sufficient capacity to ensure the System’s functioning as specified in the Manual and the Protocol.

5.4	Vendor shall take all precautions to prevent unauthorised persons and/or third parties from accessing the System and/or acquiring Confidential Information and warrants that unauthorised use or misuse shall not take place.

5.5	Vendor represents and warrants that the Users observe strict confidentiality with respect to the information acquired through a Credit Decision. Furthermore Vendor shall ensure that the System and the use, processing and storage of the information acquired through the System shall only be used for the purpose described under 3.1 and that the instructions and procedures described in the Manual and the Protocol are fully observed and complied with.

5.6	Vendor is responsible for the complete and correct input of all information in the System.

5.7	Vendor shall accept all upgrades, updates and other changes made by DLL or DLLI to the System and shall if necessary adapt its IT environment to meet the requirements of the System.

ARTICLE 6: EXPENSES

6.1	The Vendor shall pay no fees or other specific charge for the use of the System, such being included in DLL’s income under the FSC’s.

6.2	All the costs connected to the installation and implementation of the System in the environment of the Vendor as well as all the costs to maintain the System operating within this environment shall be fully for the Vendor’s account.

6.3	The costs related to the installation and maintenance of the DLL desk and the costs related to the Manual and other documentation as well as the technical support for the System shall be for DLL’s account.

ARTICLE 7: LIABILITIES

7.1	Vendor shall be liable for all damages incurred by DLL and/or DLLI as a result of the non-compliance with this Agreement and/or the Manual and/or the Protocol, the incorrect, incomplete and/or erroneous input of information in the System and other cases of gross negligence.

7.2	Vendor shall be liable for all the damages incurred by DLL as a result of the unauthorised use of the System and/or unauthorised changes to the System.

7.3	Vendor shall be further liable for all damages incurred by DLL as a result of the loss, theft, abuse or destruction of any SecurID Card.

7.4	Vendor shall hold DLL and/or DLLI harmless and indemnified with respect to the damages incurred under clause 7.1, 7.2 and/or 7.3 above.

7.5	Without prejudice to the rights of DLL and/or DLLI to indemnification of the damages incurred by DLL and/or DLLI, the Vendor will be charged with an amount of xxxx Euro for each replacement of a SecurID Card.

ARTICLE 8: APPLICATION & CREDIT DECISION

8.1	Vendor is obliged to enter the Application into the System and represents and warrants to DLL the correct input of all information into the System with respect to the End-User for which a Credit Decision is to be obtained.

8.2	The System shall give Credit Decisions with respect to End-Users of which the required data is entered into the System. Provided that all the information required is entered into the System correctly and the procedures as described in the Protocol and the Manual are followed, a positive Credit Decision shall result in the acceptance of the Vendor’s Application by DLL.

8.3	In case of an adverse material change in the financial position of a End-User or other unanticipated circumstances, DLL has the right to overrule a Credit Decision and consequently to decline an Application regardless of the positive Credit Decision. DLL shall inform the Vendor as soon as possible as to the decision to overrule the Credit Decision.

8.4	DLL shall not be liable for any damages due to the decision to overrule a positive Credit Decision, unless these damages are the result of gross negligence of DLL.

ARTICLE 9: AVAILABILITY OF THE SYSTEM

9.1	DLL shall use best endeavours to ensure that the System shall become and remain available to the Vendor during the time indicated in article 4.1.

9.1.1	DLL shall not be liable for damages caused by the non- or less availability of the System, unless these damages are the result of gross negligence of DLL. Under no circumstance DLL can be hold liable for the non performance of the Internet Provider.

9.2	DLL may request Vendor’s co-operation whenever adaptations to the System or upgrades are required to maximise the System’s availability and functionality. During the implementation of these activities, the System might be less or not available. DLL shall in consultation with the Vendor undertake all required measures to minimise the inconveniences of the implementation of the adaptations or upgrades.

9.2.1	It the System does not function as expected, Vendor may request DLL to investigate the causes and DLL shall in consultation with the Vendor propose adaptations to remedy the defects or optimise the functionality.

ARTICLE 10: SECURITY

10.1	Only Users authorised by DLL and in the possession of a SecurID Card in combination with a personal pin code are allowed to access and use the System.

10.2	A SecurID Card can be requested by sending an application in accordance with the procedures described in the “Remote Access, SecurID Card Procedures” document, attached hereto as Schedule 3. Each potential User must sign an Acceptance Form as well as a confirmation of receipt of the SecurID Card before access to the System is granted.

Vendor warrants that it shall take all precautions to ensure that the Users comply with the terms and conditions connected to the use of the SecurID Card and that third, not authorised persons are not able to and will not acc

ANNEX 3 - Risk Management Policy    [In accordance with Sections 1.4 and 1.5 of the Agreement, Annex 3 is for informational purposes only and is not part of the Agreement. Annex 3 contains confidential information of De Lage Landen, and, accordingly, has been omitted from this filing.]

ANNEX 4 - Accession Agreement

I	Océ OPCO

Hereinafter referred to as “Océ”

II	DLL local entity

Hereinafter referred to as “DLL”

All together hereinafter referred to as “the Parties”

WHEREAS:

-	Océ N.V. and De Lage Landen International B.V. have signed on [../../..] a Private Label Program Agreement in which parties agreed to co-operate in the field of leasing Océ manufactured and/or distributed document processing equipment (hereinafter referred to as the “PLPA” and of which copy has been attached hereto).

-	In the PLPA the possibility has been created that subsidiaries of the parties to the PLPA may accede to the PLPA.

-	Océ and DLL want to access the PLPA

HEREBY AGREE AS FOLLOWS:

1	References to clauses, paragraphs or schedules are to be construed as references to clauses, paragraphs or schedules to the PLPA.

Definitions used herein will have the same meaning as defined in the PLPA unless explicitly agreed and stated otherwise herein.

In case of discrepancy between any provision of the PLPA and anything contained in this Accession Agreement, the PLPA will prevail unless explicitly agreed and stated otherwise herein.

2	Océ and DLL hereby accede to the PLPA for the Agreed territory []. From the date of signing of this Accession Agreement, they agree to be bound by and act in accordance with the terms and conditions of the PLPA and this Accession Agreement.

3	Contrary and/or supplemental to the contents of the PLPA anmd with the prior authorisation of the international Executive Committee, Océ and DLL have agreed to the following:

-

-

-

4	Contrary or supplemental to the contents of Annexes [....] to the PLPA, Océ and DLL have agreed to the deviations as further defined in the respective Annexes that are attached to this Accession Agreement.

5	To this Accession Agreement is attached the document “Transfer of lease-portfolio” which reflects the consensus between Parties on the transfer of the existing portfolio of Océ to DLL as referred to in article 2.2 of the PLPA.

6	This Accession Agreement will only come into force as from the date Océ N.V. and De Lage Landen International B.V. will have ratified such by way of counter-signing this Accession Agreement.

7	This Accession Agreement will be governed by and construed under Dutch law. Any disputes under this Accession Agreement will be exclusively settled in the same manner and by the same competent authority as stipulated in the PLPA.

Océ	DLL
Name :	Name:
Title :	Title:

Océ N.V. and De Lage Landen International BV hereby approve the accession of the parties mentioned above under the terms and conditions of this Accession Agreement.

for Océ N.V	for De Lage Landen International B.V.

Name :	Name :
Title :	Title :

ANNEX 5 - Operational Guarantees

OPERATIONAL GUARANTEE

Dear Sirs,

We have been informed of your intention to enter into a Private Label Program Agreement (“PLPA”) with Océ N.V. in order to provide financial services and solutions to certain end users/customers of the Océ Group based in the United Kingdom, Germany, France, The Netherlands, Belgium, Spain and such other countries as from time may be agreed between yourselves and Océ N.V. An Accession Agreement will be entered into for each country under the said PLPA, by the local Océ subsidiary and the local De Lage Landen entity. Hereinafter we will refer to the PLPA and the Accession Agreements as the “Agreements”.

Upon your request, we would like to confirm the following:

Océ-Technologies B.V is a major manufacturing company of the Océ Group, of which also form part Océ (UK) Ltd, Océ-Deutschland GmbH, Océ-France SA, Océ-Nederland BV, Océ-Belgium NV and Océ-Espana SA and other wholly owned national operating companies, to be jointly referred to as the “Océ Subsidiaries” and we, Océ-Technologies B.V, are the supplier of the relevant products to the Océ Subsidiaries.

Océ-Technologies B.V. undertakes and guarantees to you and the respective local De Lage Landen entity, during the term of the PLPA and the applicable Accession Agreement between the respective Océ Subsidiaries and the local De Lage Landen entity:

•	to provide the Océ Subsidiaries with all support necessary for a proper and timely installation of the relevant products supplied to the end users/customers, which products are to be leased to the end-user;

•	to provide the Océ Subsidiaries with all support necessary for the proper functioning, service and maintenance of all products supplied under the Agreements;

•	in case any or all of the Océ Subsidiaries at any time during the term of the Agreements is/are no longer able to provide you with support, service, maintenance and spare parts for said products, to ensure that the necessary support for proper and timely installation, service, maintenance and spare parts will be provided to you, the respective local De Lage Landen entity or the end-users under the relevant FSC’s, on a. continuing basis under the terms and conditions of the applicable Agreements;

This guarantee shall be governed by, and construed in accordance with, Dutch law. Any dispute shall be settled exclusively by means of [arbitration]. Any litigation will take place in the competent Court of The Hague (The Netherlands).

Yours sincerely,

Océ-Technologies B.V.

Nico Koole

OPERATIONAL GUARANTEE

Dear Sirs,

We have been informed of your intention to enter into a Private Label Program Agreement (“PLPA”) with Océ N.V. in order to provide financial services and solutions to certain end users/customers of the Océ Group based in the United Kingdom, Germany, France, The Netherlands, Belgium, Spain and such other countries as from time may be agreed between yourselves and Océ N.V. An Accession Agreement will be entered into for each country under the said PLPA, by the local Océ subsidiary and the local De Lage Landen entity. Hereinafter we will refer to the PLPA and the Accession Agreements as the “Agreements”.

Upon your request, we would like to confirm the following:

Océ Printing Systems GmbH is a major manufacturing company of the Océ Group, of which also form part Océ (UK) Ltd, Océ-Deutschland GmbH, Océ-France SA, Océ-Nederland BV, Océ-Belgium NV and Océ-Espana SA and other wholly owned national operating companies, to be jointly referred to as the “Océ Subsidiaries” and we, Océ-Technologies B.V, are the supplier of the relevant products to the Océ Subsidiaries.

Océ Printing Systems GmbH undertakes and guarantees to you and the respective local De Lage Landen entity, during the term of the PLPA and the applicable Accession Agreement between the respective Océ Subsidiaries and the local De Lage Landen entity:

•	to provide the Océ Subsidiaries with all support necessary for a proper and timely installation of the relevant products supplied to the end users/customers, which products are to be leased to the end-user;

•	to provide the Océ Subsidiaries with all support necessary for the proper functioning, service and maintenance of all products supplied under the Agreements;

•	in case any or all of the Océ Subsidiaries at any time during the term of the Agreements is/are no longer able to provide you with support, service, maintenance and spare parts for said products, to ensure that the necessary support for proper and timely installation, service, maintenance and spare parts will be provided to you, the respective local De Lage Landen entity or the end-users under the relevant FSC’s, on a continuing basis under the terms and conditions of the applicable Agreements;

This guarantee shall be governed by, and construed in accordance with, Dutch law. Any dispute shall be settled exclusively by means of [arbitration]. Any litigation will take place in the competent Court of The Hague (The Netherlands).

Yours sincerely,

Océ Printing Systems GmbH

Peter Feldweg

Final text dd November 5. 2002	KDLO/NV

ANNEX 6 - Management information Océ

	To be delivered	Might be possible in the future	Comments
Credit
Numbers of deals approved/rejected/hold	A/B	C/D*
Amounts of deals approved/rejected/hold	A/B	C
Numbers of cases deviated from credit-advice	A/B	C
Reason of rejections	No	No	On request on individual
transaction level
Status pending deals	No	No	On request on individual
transaction level
Response times on applications		A/B
Credit approval rate	A/B	C

Commercial
NBV: number of contracts (monthly & ytd)	A/B/C	D*
NBV: number of contracts by program (monthly & ytd)	A/B/C	D*
NBV: number of investments	A/B/C	D*
NBV: amount financed	A/B/C	D*
NBV: average contract size	A/B/C/E	D*
NBV: average contract rate	A/B/C/E	D*	Sum of the rates/number
of deals
NBV: average duration	A/B/C/E	D*	Sum of the terms/number
of deals
Lease penetration	A/B/C/E	D*	Océ has to deliver info on
outright sales

Portfolio
Percentage DD	A/B/C
Maturation in layers (amounts)	A/B/C
Gross lease portfolio	A/B/C
Net lease portfolio	A/B/C
Net lease portfolio by program	A/B/C
Amount PRV	A/B/C
Delinquencies/arrears as a percentage of gross	A/B/C		Without service
receivables (in layers)
Delinquencies/arrears as a percentage of gross	A/B/C		Fixed service components
receivables (in layers)
Contracts extended divided by total contract at	A/B/C
expiration date
Total assets in repossession (to be repossessed,	A/B/C
repossessed and sold)

Operational
NBV: contractnumber, rental, fixed service, due	A/B/C
dates, expiry dates
Portfolio: Early settlement amounts	A/B/C

A – Consolidated
B – Country
C – SBU

*D – Marketsegment (regarding this element Parties

have acknowledged that the intended practical

solution is not workable. As such Parties will

investigate other solutions to capture the information

regarding Océs marketsegment in the systems of

DLL).

E – Product type

Final text dd November 5. 2002	KDLOINV

ANNEX 7—Pricing Grid    MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

As per the Closing Date DLL will apply a Contract Rate which is built up as follows:

1)	the Base Rate.

The Base Rate will be an effective rate in accordance with market conventions of the currency involved and the interest calculation conventions of that currency. For payment frequencies other than the related convention, the monthly or quarterly rate will be calculated in such a way that the effective rate is equal to the rate mentioned in the preceding sentence.

The Base Rate will be increased by

2)	the Margin, being **.

Quarterly the Margin may be increased with **—on a country by country basis—if and when less than **. This will be measured per country, on the last day of the month of a three-month period starting from the first anniversary of the relevant Accession Agreement.

If and when at the day of measurement ** make ** or more of the total portfolio, the surcharge of ** will be withdrawn.

The Base Rate and the Margin will be increased by

3)	The Spread.

The Spread depends on **, as follows: **

CoF + spread = discount rate or Contract Rate

The Margin and Spread Rate are fixed for one year as of the Closing Date.

Fees :

On top of the Contract Rates used in the lease-rate factors used in the offers to the End-Users, the DLL may also charge fees to **.

Late payment charges of ** will be charged for amounts which are overdue for more than 30 days, but only if and when such nominal amount **.

Orderly rundown or portfolio transfer

In case of churns, upgrades or extensions under an orderly rundown DLL will use a discount rate equal to **.

In case of DLL selling the portfolio to Océ as a consequence of the termination of the PLPA or Accession Agreement, as applicable, the value of the lease-portfolio will be calculated **.

Final text dd November 5. 2002

KDLOINV

ANNEX 8—Protocol migration existing portfolio

MATERIAL HAS BEEN OMITTED FROM THIS SECTION OF THE AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE OFFICE OF THE SECRETARY OF THE U.S. SECURITIES EXCHANGE COMMISSION. A DOUBLE ASTERISK (“**”) MARKS EACH PLACE WHERE INFORMATION HAS BEEN OMITTED PURSUANT TO SUCH REQUEST.

A)	Method to be used to calculate the value of the lease portfolio

The portfolio can only be accepted if the contract and the program (= financial product) offered are in line with the agreed approach for new business and the credit of the End-User is acceptable according to the requirements of the RMP

The discount rate that will be used to calculate the value of the portfolio will be based on the following formula: **.

B)	Structure

No recourse and loss pool structures

Background

Océ would like to transfer the full existing lease portfolio to the DLL Companies. However, as the acceptance rate may not be 100%, part of the portfolio would remain with Océ. As Océ would prefer to not maintain its current lease systems and infrastructure, Océ and DLL will in such case consider different structures, (which should be acceptable to both parties), such as but not limited to arrangements under which DLL services the part of the lease-portfolio remaining with Océ (on its balance sheets), always at arms lengths rates and conditions.

Please note that for the purpose of this document, Océ assumes that applications are only rejected because of unacceptable creditworthiness of the lessees. Other issues (e.g. legal and operational issues) have not been taken into account at this point in time.

C)	Timing

Migration of the existing portfolio of an Océ subsidiary may take place in one or more batches but will be organised such that it can be finalised within 6 month’s after commencement of migration of that portfolio.

D)	Conditions precedent

Each Sale & Purchase Agreement will be subject to a legal opinion on true sale under SFAS 140. Costs involved will be for the account of Océ.

ANNEX 9 - Payment structure

-	DLL will pay investment invoices related to activated contracts to Océ (country) on behalf of DLL within 3 working days after receipt of the original invoice and the other requirements as set out in the SLA.

-	In case fixed maintenance has to be invoiced to the End-Users, DLL will pay the invoiced amounts unconditionally upon due date of the relevant End-User invoice. DLL will however not bear the credit risk in that respect. If an End-User argues the invoice and subsequently does not pay, Océ will repay the respective amounts to DLL, within 5 days after the day the dispute was notified to Océ

-	In case DLL Company has invoiced variable maintenance (excess copies) to End-Users, the amounts due will be paid unconditionally on due date (by DLL), which happens to be country specific but normally at 60 days after invoice date. DLL will however not bear the credit risk in that respect If a End-User argues the variable invoice Océ will repay the respective amounts to DLL, within 5 days after the 60th day indicated above.